Exhibit 10.1

Loan And Security Agreement

Dated as of September 30, 2011

Between

THE PRIVATEBANK AND TRUST COMPANY

The Lender,

CONTINENTAL COMMERCIAL PRODUCTS, LLC, GLIT/GEMTEX, LTD. AND 3254018 NOVA SCOTIA LIMITED

Collectively, The Borrowers

And

The other Persons party hereto as Loan Parties

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8.4.	Account Statements.	29

SECTION 9	COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.	30
9.1.	Weekly Reports.	30
9.2.	Monthly Reports.	30
9.3.	Financial Statements.	30
9.4.	Annual Projections.	30
9.5.	Explanation of Budgets and Projections.	31
9.6.	Public Reporting.	31
9.7.	Other Information.	31

SECTION 10	TERMINATION.	31

SECTION 11	REPRESENTATIONS AND WARRANTIES.	32
11.1.	Financial Statements and Other Information.	32
11.2.	Locations.	32
11.3.	Loans by Loan Parties.	32
11.4.	Accounts and Inventory.	33
11.5.	Liens.	33
11.6.	Organization, Authority and No Conflict.	33
11.7.	Litigation.	34
11.8.	Compliance with Laws and Maintenance of Permits.	34
11.9.	Affiliate Transactions.	34
11.10.	Names and Trade Names.	34
11.11.	Equipment.	34
11.12.	Enforceability.	34
11.13.	Solvency.	35
11.14.	Indebtedness.	35
11.15.	Margin Security and Use of Proceeds.	35
11.16.	Parent, Subsidiaries and Affiliates.	35
11.17.	No Defaults.	35
11.18.	Employee Matters.	35
11.19.	Intellectual Property.	35
11.20.	Environmental Matters.	36
11.21.	ERISA Matters.	36
11.22.	Investment Company Act.	36
11.23.	Anti-Terrorism Laws.	36
11.24.	Taxes	37
11.25.	Insurance.	37
11.26.	No Material Adverse Effect.	37
11.27.	Inactive Subsidiaries.	37

SECTION 12	AFFIRMATIVE COVENANTS.	37
12.1.	Maintenance of Records.	38
12.2.	Notices.	38

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12.3.	Compliance with Laws and Maintenance of Permits.	39
12.4.	Inspection and Audits.	39
12.5.	Insurance.	40
12.6.	Collateral.	41
12.7.	Use of Proceeds.	41
12.8.	Taxes and other Obligations.	41
12.9.	Intellectual Property.	42
12.10.	Checking Accounts and Cash Management Services.	42
12.11.	USA Patriot Act, Bank Secrecy Act and Office of Foreign Asset Control.	42
12.12.	Corporate Existence.	42
12.13.	Further Assurances.	43

SECTION 13	NEGATIVE COVENANTS.	43
13.1.	Guaranties.	43
13.2.	Indebtedness.	43
13.3.	Liens and Other Encumbrances.	44
13.4.	Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.	44
13.5.	Dividends and Distributions.	44
13.6.	Investments; Loans.	45
13.7.	Fundamental Changes, Line of Business.	45
13.8.	Equipment.	45
13.9.	Affiliate Transactions.	46
13.10.	Settling of Accounts.	46
13.11.	Management Fees.	46
13.12.	Inactive Subsidiaries.	46

SECTION 14	FINANCIAL COVENANTS.	47

SECTION 15	DEFAULT.	47
15.1.	Payment.	47
15.2.	Breach of this Agreement and the other Loan Documents.	47
15.3.	Breaches of Other Obligations.	48
15.4.	Breach of Representations and Warranties.	48
15.5.	Loss of Collateral; Perfection and Priority.	48
15.6.	Levy, Seizure or Attachment.	48
15.7.	Bankruptcy or Similar Proceedings.	48
15.8.	Appointment of Receiver.	49
15.9.	Judgment and Other Judicial Actions.	49
15.10.	Death or Dissolution of Loan Party.	49
15.11.	Default or Revocation of Guaranty.	49
15.12.	Criminal Proceedings.	49
15.13.	Change of Control.	49
15.14.	Pension Plans.	50

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SECTION 16	REMEDIES UPON AN EVENT OF DEFAULT.	50
16.1.	Acceleration	50
16.2.	Other Remedies.	50

SECTION 17	CONDITIONS PRECEDENT.	51
17.1.	Conditions to Initial Loans.	51
17.2.	Conditions to All Loans.	52

SECTION 18	MISCELLANEOUS.	52
18.1.	Assignments; Participations.	52
18.2.	Customer Identification - USA Patriot Act Notice.	53
18.3.	Indemnification by Loan Parties:	53
18.4.	Notice.	54
18.5.	Modification and Benefit of Agreement.	54
18.6.	Headings of Subdivisions.	54
18.7.	Power of Attorney.	54
18.8.	Confidentiality.	55
18.9.	Counterparts.	55
18.10.	Electronic Submissions.	55
18.11.	Waiver of Jury Trial: Other Waivers.	55
18.12.	Choice of Governing Laws; Construction; Forum Selection.	56

SECTION 19	NONLIABILITY OF LENDER	57

EXHIBIT A – COMPLIANCE CERTIFICATE

EXHIBIT B – NOTICE OF BORROWING

EXHIBIT C – NOTICE OF CONVERSION/CONTINUATION

EXHIBIT D – COMMERCIAL TORT CLAIMS

SCHEDULE 1 – PERMITTED LIENS

SCHEDULE 11.2 – BUSINESS AND COLLATERAL LOCATIONS

SCHEDULE 11.7 – LITIGATION

SCHEDULE 11.9 – AFFILIATE TRANSACTIONS

SCHEDULE 11.10 – NAMES & TRADE NAMES

SCHEDULE 11.14 – INDEBTEDNESS

SCHEDULE 11.16 – PARENT, SUBSIDIARIES AND AFFILIATES

SCHEDULE 11.25 – INSURANCE

SCHEDULE 17.1 – CLOSING DOCUMENT CHECKLIST

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) made this 30th day of September, 2011 by and between THE PRIVATEBANK AND TRUST COMPANY (“Lender”), 120 South LaSalle Street, Suite 200, Chicago, Illinois 60603, CONTINENTAL COMMERCIAL PRODUCTS, LLC, a Delaware limited liability company (“Continental”), GLIT/GEMTEX, LTD, a corporation formed under the laws of the Province of Ontario (“Glit/Gemtex”), 3254018 NOVA SCOTIA LIMITED, a company formed under the laws of the Province of Nova Scotia (“Nova Scotia”; Nova Scotia, Continental and Glit/Gemtex, collectively, the “Borrowers” and each individually, a  “Borrower”), KATY INDUSTRIES, INC., a Delaware corporation (“Holdings”) and each other Person from time to time party hereto as a Loan Party.

W I T N E S S E T H:

WHEREAS, Borrowers may, from time to time, request Loans from Lender, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations, if made by Lender, shall be made;

NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrowers by Lender, or any Letter of Credit issued for the account of Borrowers, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrowers, the parties agree as follows:

SECTION 1             DEFINITIONS.

  1.1.             Definitions.

When used herein the following terms shall have the following meanings:

Account shall have the meaning ascribed to such term in Article 9 of the UCC.

Account Debtor shall have the meaning ascribed to such term in the UCC.

Affiliate of any Person shall mean  (i) any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, any such Person, (ii) any other Person which beneficially owns or holds five percent (5%) or more of the voting control or equity interests of such Person, (iii) any other Person of which five percent (5%) or more of the voting control or equity interest of which is beneficially owned or held by such Person or (iv) any officer of director of such Person.  Unless expressly stated otherwise herein, Lender shall not be deemed an Affiliate of any Loan Party.

Applicable Margin shall mean the margin set forth below with respect to Prime Rate Revolving Loans, LIBOR Rate Revolving Loans and Unused Line Fee as in effect from time to time, as applicable; provided, that the initial Applicable Margin shall be set at Level III until five (5) Business Days after receipt of Borrowers’ quarterly financial statements for the fiscal quarter ending on or around September 30, 2012 at which point Applicable Margin shall be adjusted based on Borrowers’ average Excess Availability for such fiscal quarter as shown in the compliance certificate delivered in connection with such financial statements; provided, Applicable Margin shall not be adjusted to Levels I or II unless such financial statements reflect a Fixed Charge Coverage Ratio of at least 1.25 to 1.00, calculated on a trailing twelve month basis. Thereafter, the Applicable Margin shall be adjusted five (5) Business Days after receipt of Borrowers’ quarterly financial statements based on Borrowers’ average Excess Availability for such fiscal quarter (provided that, if Borrowers fail to deliver applicable financial statements within the time period required by this Agreement, the Applicable Margin shall conclusively be presumed to be equal to the highest level set forth on the chart below from the date such financial statements were required to be delivered until five (5) Business Days after receipt of such financial statements), as set forth on the following chart:

Level	Excess Availability	Prime Rate Revolving Loans Applicable Margin	LIBOR Rate Revolving Loans Applicable Margin	Unused Line Fee Applicable Margin

I	> $10,000,000	0.25%	2.25%	0.50%
II	> $7,500,000 but < $10,000,000	0.50%	2.50%	0.50%
III	> $3,000,000 but < $7,500,000	0.75%	2.75%	0.50%
IV	< $3,000,000	1.00%	3.00%	0.50%

If, as a result of any restatement of or other adjustment to the financial statements of  Borrowers or for any other reason, the Lender reasonably determines that (a) the Excess Availability as calculated by Borrowers as of any applicable date was inaccurate and (b) a proper calculation of the Excess Availability would have resulted in different pricing for any period, then (i) if the proper calculation of Excess Availability would have resulted in higher pricing for such period, Borrowers shall automatically and retroactively be obligated to pay to Lender promptly on demand by Lender, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period (provided, that Lender makes any such demand for payment within forty-five (45) days of the payment in full of the Obligations (other than Hedging Obligations and unsasserted contingent obligations)); and (ii) if the proper calculation of Excess Availability would have resulted in lower pricing for such period, Lender shall have no obligation to repay any interest or fees to Borrowers; provided that if, as a result of any restatement or other event a proper calculation of Excess Availability would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

Bank Product Agreements shall mean those certain agreements pursuant to which Lender or its Affiliates provide any of the Bank Products to any Loan Party including, without limitation, Hedging Agreements.

Bank Product Obligations shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to Lender as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

Bank Products shall mean any service provided to, facility extended to, or transaction entered into with, any Loan Party by Lender or its Affiliates, including, (a) deposit accounts, (b) cash management services, including, controlled disbursement, lockbox, electronic funds transfers (including, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to cash management and accounts maintained with Lender or its Affiliates, (c) debit cards and credit cards and (d) Hedging Agreements.

Borrower Representative shall have the meaning set forth in Section 2.9 hereof.

BSA shall have the meaning set forth in Section 12.11 hereof.

Business Day shall mean any day on which Lender is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, any day on which dealings are carried on in the London Interbank eurodollar market.

Canadian Benefit Plans shall mean any plan, fund, program, or policy, whether or not written, formal or informal, funded or unfunded, insured or uninsured, providing benefits including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits under which any Borrower has any liability with respect to any Canadian employees or former Canadian employees, but excluding any Canadian Pension Plan.

Canadian Pension Event shall mean (a) the termination in whole or in part of any Canadian Pension Plan or Canadian Union Plan that contains a defined benefit provision or the institution of proceedings by any governmental authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan or Canadian Union Plan, (b) the merger of a Canadian Pension Plan with another pension plan, (c) a material adverse change in the funded status of a Canadian Pension Plan or Canadian Union Plan, (d) the receipt by a Borrower of any order or notice of intention to issue an order from the applicable pension standards regulator that could reasonably be expected to affect the registered status or cause the termination (in whole or in part) of any Canadian Pension Plan that contains a defined benefit provision, (e) the receipt of notice by the administrator or the funding agent of any failure to remit contributions to a Canadian Pension Plan, or (f) the adoption of any amendment to a Canadian Pension Plan that would require the provision of security pursuant to applicable law.

Canadian Pension Plans shall mean a pension plan or plan that is a “registered pension plan” as defined in the Income Tax Act (Canada) or is subject to the funding requirements of applicable pension benefits legislation in any Canadian jurisdiction and is applicable to employees or former employees resident in Canada of any Borrower.

Canadian Union Plans means any and all pension and other benefit plans for the benefit of Canadian employees or former Canadian employees of any Borrower that are not maintained, sponsored or administered by such Borrower, but to which such Borrower is or was required to contribute pursuant to a collective agreement or participation agreement.

Capital Expenditure Loans shall mean the Loans made pursuant to subsection 2.1(c) hereof.

Capital Expenditures shall mean with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrowers and their Subsidiaries (other than Inactive Subsidiaries) during such period that are required by generally accepted accounting principles, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrowers and their Subsidiaries (other than Inactive Subsidiaries).

Cash Collateralize means to deliver cash collateral to Lender, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation reasonably satisfactory to Lender.  Derivatives of such term have corresponding meanings.

Chattel Paper shall have the meaning ascribed to such term in the UCC.

Closing Date shall have the meaning set forth in Section 17.1 hereof.

Collateral shall mean all of the property of the Loan Parties described in Section 5.1 hereof, together with all other real or personal property of any Loan Party or any other Person now or hereafter pledged to Lender to secure repayment of any of the Obligations.

Commercial Tort Claims shall have the meaning ascribed to such term in the UCC.

Controlled Investment Affiliate means, with respect to Sponsor, any fund or investment vehicle that (i) is organized by the Sponsor for the purpose of making equity or debt investments in one or more companies and (ii) is controlled by Sponsor.  For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

Deposit Accounts shall have the meaning ascribed to such term in the UCC.

Disco Sale shall mean the sale of assets related to the Disco division of Continental pursuant to that certain Asset Purchase Agreement dated as of August 23, 2011 by and among DISCO Acquisition Corp., Continental and Holdings.

Documents shall have the meaning ascribed to such term in the UCC.

EBITDA shall mean, with respect to any period, Holdings and its Subsidiaries’ (other than any Inactive Subsidiaries (subject to the last sentence in the definition thereof)) net income after taxes for such period (excluding any after-tax gains or losses on the Disco Sale and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, plus Management Fees which have been expensed in such period, plus costs, expenses and losses of up to $3,000,000 in the aggregate for all periods related to the Glit/Gemtex Restructuring, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, all on a consolidated basis.  Notwithstanding the foregoing, for purposes of calculating EBITDA for any period ending on or prior to September 30, 2012 for use in the calculation of the ratio of EBITDA to Fixed Charges, EBITDA for such period shall equal the sum of (i) EBITDA for the period commencing on September 1, 2011 and ending on the last day of such measurement period (as determined in accordance with the calculation above based on financial statements delivered to Lender in accordance with the terms of this Agreement), plus (ii) costs, expenses, and losses relating to the settlement of the claim against a former subtenant of Continental at the Hazelwood, Missouri leased location leased by Continental in an amount not to exceed $650,000 in the aggregate for all periods, plus (iii) the sum of the respective amounts of EBITDA as set forth on Annex A attached hereto for each of the full calendar months occurring prior to September 1, 2011 and included in such period.

Electronic Chattel Paper shall have the meaning ascribed to such term in the UCC.

Eligible Account shall mean an Account owing to any Borrower which is acceptable to Lender in its sole discretion determined in good faith for lending purposes.  Without limiting Lender’s discretion, Lender shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

 (i)           it is genuine and in all respects what it purports to be;

(ii)           it is owned by such Borrower, such Borrower has the right to subject it to a security interest in favor of Lender or assign it to Lender and it is subject to a first priority perfected security interest in favor of Lender and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(iii)          it arises from (A) the performance of services by such Borrower in the ordinary course of such Borrower’s business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by a Borrower in the ordinary course of such Borrower’s business, and (x) such Goods have been completed in accordance with the Account Debtor’s specifications (if any) and shipped or delivered (provided that such Goods are not then included in Eligible Inventory) to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and (z) such Borrower has possession of, or such Borrower has delivered to Lender (at Lender’s request) shipping and delivery receipts evidencing delivery of such Goods;

(iv)          it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within sixty (60) days after the date of the invoice and does not remain unpaid ninety (90) days past the invoice date thereof; provided, however, that if more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid ninety (90) days after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible; provided, further, that subject to due diligence by such Borrower reasonably acceptable to Lender, certain Account Debtors and the Referenced Customers may be allowed up to one hundred twenty (120) days after the respective dates of the invoices to pay and such Accounts shall not be deemed ineligible pursuant to the foregoing proviso provided the aggregate amount of all such Accounts for all Borrowers shall not exceed $500,000;

(v)           it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and it shall not be an Eligible Account to the extent of any setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or if it is subject to any claim by such Account Debtor denying liability thereunder in whole or in part (in the case of any claim denying liability in part, only to the extent of such claim);

(vi)          it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

(vii)         the Account Debtor thereunder is not a director, officer, employee or agent of any Borrower, or a Subsidiary, Parent or Affiliate;

(viii)        it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof (but only to the extent such Accounts exceed an aggregate face amount of $100,000), unless such Borrower assigns its right to payment of such Account to Lender pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

(ix)          it is not an Account with respect to which the Account Debtor is located in a state which requires such Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) such Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by such Borrower at its election; or (z) such Borrower has proven, to Lender’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

(x)           the Account Debtor is located within the United States of America or Canada; provided, that with respect to Accounts excluded from Eligible Accounts solely by reason of this clause (x), up to $1,000,000 in the aggregate for all such Accounts shall be included in the determination of Eligible Accounts;

(xi)          it is not an Account with respect to which the Account Debtor’s obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(xii)         it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of Borrowers contained in this Agreement;

(xiii)        it is not an Account which, when added to a particular Account Debtor’s other obligations to Borrowers, exceeds twenty percent (20%) of all Accounts of Borrowers or a credit limit determined by Lender in its sole discretion determined in good faith for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this clause (xiii) shall be Eligible Accounts to the extent of such credit limit), provided that Lender shall give Borrowers written notice of any such credit limit; and

(xiv)        it is not an Account with respect to which the prospect of payment or performance by the Account Debtor has been or is reasonably expected to become impaired, as determined by Lender in its sole discretion determined in good faith.

Eligible Inventory shall mean Inventory of any Borrower which is acceptable to Lender in its sole discretion determined in good faith for lending purposes.  Without limiting Lender’s discretion, Lender shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

 (i)           it is owned by such Borrower, such Borrower has the right to subject it to a security interest in favor of Lender and it is subject to a first priority perfected security interest in favor of Lender and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(ii)           it is located on one of the premises listed on Schedule 11.2 (or other locations of which Lender has been advised in writing pursuant to Section 12.2.1 hereof), such locations are within the United States or Canada and is not in transit other than Inventory which is in transit (x) between locations of the Borrowers or (y) from a vendor to a Borrower, as long as title to such in-transit Inventory has passed to such Borrower;

(iii)          if held for sale or lease or furnishing under contracts of service, it is (except as Lender may otherwise consent in writing) new and unused and free from defects which would, in Lender’s sole determination determined in good faith, affect its market value;

(iv)          it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Lender has given its prior written approval and such Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Lender, in form and substance reasonably acceptable to Lender, such warehouse receipts, waivers and other documents as Lender shall require (provided that Borrowers shall have thirty (30) days to deliver such documents in respect of any such location after the Closing Date before such Inventory is deemed not to constitute Eligible Inventory);

(v)           it is produced in compliance with the Fair Labor Standards Act and is not subject to the “hot goods” provisions contained in 29 USC 215(a)(i), and otherwise complies in all material respects with all standards imposed by any applicable governmental entity having  authority over the disposition, manufacture or use of that Inventory.

(vi)          Lender has determined in good faith, in accordance with Lender’s customary business practices, that it is not unacceptable due to age, type, category or quantity; and

(vii)         it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of Borrowers contained in this Agreement;

provided, that notwithstanding the foregoing, to the extent any Eligible Inventory is located at a leased location and following the date which is thirty (30) days after the Closing Date, Borrowers have failed to deliver, or cause to be delivered, to Lender, in form and substance reasonably acceptable to Lender, a landlord waiver executed by the landlord for such leased location and such other documents as Lender shall require, Lender shall be permitted to take a reserve against Eligible Inventory in an amount equal to three (3) months rent at such leased location.

Environmental Laws shall mean all federal, state, provincial, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrowers’ business or facilities owned or operated by Borrowers, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

Equipment shall have the meaning ascribed to such term in the UCC.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

Event of Default shall have the meaning specified in Section 15 hereof.

Excess Availability  shall mean, as of any date of determination by Lender, the lesser of (i) the Revolving Loan Commitment less the sum of the outstanding Loans and Letter of Credit Obligations and (ii) the Revolving Loan Availability less the sum of the outstanding Loans and Letter of Credit Obligations, in each case as of the close of business on such date and assuming, for purposes of calculation, that all accounts payable which remain unpaid more than sixty (60) days after the due dates thereof as the close of business on such date (excluding up to $75,000 of any such accounts payable in the aggregate which are being contested in good faith and by appropriate proceedings and for which Borrowers have maintained adequate reserves in accordance with GAAP) are treated as additional Revolving Loans outstanding on such date, plus, until January 1, 2012, the aggregate amount of cash collateral which cash collateralizes certain letters of credit in existence on the Closing Date which remain outstanding in accordance with the terms of this Agreement.

Excluded Taxes shall mean taxes based upon, or measured by, Lender’s (or a branch of Lender’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which Lender is organized, (b) in a jurisdiction which Lender’s principal office is located, or (c) in a jurisdiction in which Lender’s lending office (or branch) in respect of which payments under this Agreement are made is located.

Fiscal Year shall mean each twelve (12) month accounting period of Borrowers, which ends on December 31 of each calendar year.

Fixed Charges shall mean for any period, without duplication, scheduled payments of principal during the applicable period with respect to all indebtedness of Borrowers and their respective Subsidiaries, on a consolidated basis, for borrowed money (other than any such payment which is made in conjunction with a refinancing of the then outstanding principal balance of such indebtedness), plus scheduled payments of principal during the applicable period with respect to all capitalized lease obligations of Borrowers and their respective Subsidiaries, on a consolidated basis, plus scheduled payments of cash interest during the applicable period with respect to all indebtedness of Borrowers and their respective Subsidiaries, on a consolidated basis, for borrowed money including capital lease obligations, plus Unfinanced Capital Expenditures of Borrowers and their respective Subsidiaries, on a consolidated basis, during the applicable period, plus all dividends or other distributions of Borrowers to equityholders of Borrowers during the applicable period (other than distributions, directly or indirectly, to another Borrower), plus Management Fees paid in cash in such period, plus cash payments during the applicable period in respect of income or franchise taxes of Borrowers and their respective Subsidiaries, on a consolidated basis.  Notwithstanding the foregoing, for purposes of calculating Fixed Charges for any period ending on or prior to September 30, 2012, Fixed Charges for each such period shall be calculated as follows:

 (a) scheduled payments of principal with respect to all indebtedness for borrowed money and all capitalized lease obligations shall equal the sum of (i) the actual amount of scheduled payments of principal with respect to all indebtedness for borrowed money and all capitalized lease obligations paid for the period commencing on September 1, 2011 and ending on the last day of such period, plus (ii) the sum of the respective amounts of “Principal” as set forth on Annex A attached hereto for each of the full calendar months occurring prior to the September 1, 2011 and included in such period;

(b) scheduled payments of cash interest with respect to indebtedness for borrowed money, including capital lease obligations, for such period shall equal the sum of (i) the actual amount of scheduled payments of cash interest paid for the period commencing on September 1, 2011 and ending on the last day of such period, plus (ii) the sum of the respective amounts of “Interest” as set forth on Annex A attached hereto for each of the full calendar months occurring prior to the September 1, 2011 and included in such period;

(c) Unfinanced Capital Expenditures shall equal the sum of (i) the actual amount of Unfinanced Capital Expenditures paid for the period commencing on September 1, 2011 and ending on the last day of such period, plus (ii) the sum of the respective amounts of “Capex” as set forth on Annex A attached hereto for each of the full calendar months occurring prior to the September 1, 2011 and included in such period;

(d) Management Fees paid in cash in such period shall equal the sum of (i) the actual amount of Management Fees paid in cash for the period commencing on September 1, 2011 and ending on the last day of such period, plus (ii) the sum of the respective amounts of “Kohlberg Fees” as set forth on Annex A attached hereto for each of the full calendar months occurring prior to the September 1, 2011 and included in such period; and

(e) income taxes or franchise taxes for such period shall equal the sum of (i) the actual amount of such taxes paid for the period commencing on September 1, 2011 and ending on the last day of such period, plus (ii) the sum of the respective amounts of “Taxes” as set forth on Annex A attached hereto for each of the full calendar months occurring prior to the September 1, 2011 and included in such period.

Fixtures shall have the meaning ascribed to such term in the UCC.

FRB shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement and any other Loan Document, and Lender shall so request, Lender and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrowers shall provide to Lender as reasonably requested hereunder a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

General Intangibles shall have the meaning ascribed to such term in the UCC.

Glit/Gemtex Restructuring shall have the meaning set forth at the end of Section 15 hereof.

Goods shall have the meaning ascribed to such term in the UCC.

Hazardous Materials shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

Hedging Agreement shall mean any agreement with respect to any swap, collar, cap, future, forward or derivative transaction, whether exchange-traded, over-the-counter or otherwise, including any involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments, any economic, financial or pricing index or basis, or any similar transaction, including any option with respect to any of these transactions and any combinations of these transactions.

Hedging Obligation shall mean, with respect to any Person, any liability or obligation of such Person under any Hedging Agreement.

Inactive Subsidiaries means collectively, each Subsidiary that is a dormant Subsidiary (other than Nova Scotia to the extent it is dormant as of the Closing Date) and (a) does not own any assets (other than (i) the equity interests of Glit/Gemtex so long as such equity interests are held by a subsidiary of Continental and (ii) certain owned real property the value of which does not exceed $1,000,000 in the aggregate for all Inactive Subsidiaries), (b) is not obligated for or in respect of any indebtedness, liabilities or any other obligations (other than certain obligations and liabilities with respect to (i) environmental matters not exceeding $1,200,000 in the aggregate for all Inactive Subsidiaries (less any increase in amounts under clause (ii) below as described in the parenthetical in such clause (ii)) and (ii) legal fees, testing, employees and insurance not exceeding $300,000 in the aggregate (increased to the extent of any settlement of any liability referred to in the foregoing clause (i), provided, that the aggregate amount of liabilities in clause (i) above is reduced by at least a corresponding amount) for all Inactive Subsidiaries); (c) does not employ any Persons or conduct any business or operations (other than the employee who maintains the real property located at 1700 West Morton Street, Dennison, Texas).  Notwithstanding the foregoing, to the extent that the amounts in the parenthetical in clause (b) above are increased due to new environmental matters asserted against an Inactive Subsidiary after the Closing Date then any such entity shall continue to be an “Inactive Subsidiary”, provided that any increase in reserves in respect of an increase in the amount of liabilities in excess of the $1,200,000 threshold in clause (b)(i) above and an increase in expenses in excess of the $300,000 threshold in clause (b)(ii) above (increased to the extent of any settlement of any liability referred to in clause (b)(i) above, provided that the aggregate amount of liabilities in clause (b)(i) above is reduced by at least a corresponding amount) in respect of such new liability shall not be excluded from the calculation of EBITDA.

Instruments shall have the meaning ascribed to such term in the UCC.

Interest Period shall mean, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two or three months thereafter as selected by Borrowers pursuant to Section 2.5.2 or 2.5.3, as the case may be; provided that:

(a)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)           any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           Borrowers may not select any Interest Period for a Loan which would extend beyond the then scheduled Maturity Date.

Inventory shall have the meaning ascribed to such term in the UCC.

Investment Property shall have the meaning ascribed to such term in the UCC.

L/C Application shall mean with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the L/C Issuer at the time of such request for the type of Letter of Credit requested.

L/C Issuer shall mean Lender, in its capacity as the issuer of Letters of Credit hereunder, any Affiliate of Lender that may issue Letters of Credit hereunder, or any other financial institution that Lender may cause to issue Letters of Credit hereunder, and each of their successors and permitted assigns.

Lender Party shall have the meaning set forth in Section 18.3 hereof.

Letter of Credit shall mean any Letter of Credit issued on behalf of Borrowers in accordance with this Agreement.

Letter of Credit Obligations shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all issued and outstanding Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder.

Letter-of-Credit Right shall have the meaning ascribed to such term in the UCC.

LIBOR Loans shall mean the Loans bearing interest with reference to the LIBOR Rate.

LIBOR Office shall mean the office or offices of Lender which shall be making or maintaining the LIBOR Loans of Lender hereunder.  A LIBOR Office of Lender may be, at the option of Lender, either a domestic or foreign office.

LIBOR Rate shall mean a rate of interest equal to (i) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Lender in its sole discretion), divided by (ii) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by Lender in its sole and absolute discretion.  Lender’s determination of the LIBOR Rate shall be conclusive, absent manifest error and shall remain fixed during such Interest Period.

Loan Documents shall mean all agreements, instruments and documents, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, Hedging Agreements, Bank  Product Agreements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrowers or any other Person and delivered to Lender or to any parent, Affiliate or Subsidiary of Lender in connection with the Obligations or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

Loan Party shall mean Holdings, Borrowers, each of their respective Subsidiaries, and each other person who is or shall become primarily or secondarily liable for any of the Obligations; provided, in no event shall any Inactive Subsidiary be a Loan Party.

Loans shall mean all loans and advances made by Lender to or on behalf of Borrowers hereunder, including Revolving Loans and Capital Expenditure Loans.

Lockbox and Lockbox Account shall have the meanings specified Section 8.1 hereof.

Management Agreement shall mean that certain Management Agreement dated as of June 18, 2001 between Kohlberg & Company, L.L.C. and Holdings, as amended, modified, supplemented or restated prior to the Closing Date, as in effect on the Closing Date, as extended.

Management Fees shall mean those certain fees payable by Holdings pursuant to the Management Agreement in accordance with the terms of this Agreement.

Master Letter of Credit Agreement shall mean, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form being used by Lender at such time.

Material Adverse Effect shall mean (i) a material adverse change in, or a material adverse effect on the business, property, assets, condition (financial or otherwise), results of operations of Holdings and its Subsidiaries, taken as a whole, (ii) a material impairment of the ability of any Loan Party to perform any of its Obligations under this Agreement and the other Loan Documents, (iii) a material adverse effect upon any substantial portion of the Collateral, or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

Maturity Date shall mean September 29, 2014, which shall be extended automatically for an additional calendar year on September 29, 2014 and each anniversary thereof if, no party hereto notifies the other party, in accordance with the notice provisions set forth herein, that it does not intend to extend this Agreement, provided, that upon written notice from Lender or Borrowers to the other parties to this Agreement  in accordance with the notice provisions set forth in this Agreement, at least thirty (30) days prior to September 29, 2014 or the last day of the then applicable extension period, as applicable, that it does not intend to extend this Agreement, the “Maturity Date” shall be September 29, 2014 or the last day of the then applicable extension period, as applicable, provided, further that for purposes of the last sentence of Section 10 hereof, “Maturity Date” shall refer to September 29, 2014,

Maximum Loan Amount shall mean Twenty Million and No/100 Dollars ($20,000,000)

Notice of Borrowing shall have the meaning set forth in Section 2.5.2 hereof.

Notice of Conversion/Continuation shall have the meaning set forth  in Section 2.5.3 hereof.

Obligations shall mean any and all obligations, liabilities and indebtedness of each Loan Party to Lender or to any Affiliate of Lender of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance and Bank Product Obligations), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.  Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, (x)(A) none of Glit/Gemtex or Nova Scotia or any other foreign Subsidiary of a Loan Party shall provide credit support in respect of the Obligations of any Loan Party organized in the United States and (B) Glit/Gemtex shall not provide any credit support in respect of the Obligations of Nova Scotia and none of Nova Scotia or any other foreign Subsidiary shall provide credit support in respect of the Obligations of Glit/Gemtex.

OFAC shall have the meaning set forth in Section 12.11 hereof.

Parent shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of any Borrower and, if such Borrower is a partnership, the general partner of such Borrower.

PBGC shall have the meaning specified in Section 12.2.5 hereof.

Permitted Liens shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which Borrowers have maintained adequate reserves; (ii) liens or security interests in favor of Lender; (iii) liens for taxes, assessments and governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings and Borrowers are in compliance with clauses (i) and (iii) of Section 12.8 hereof; (iv) zoning restrictions and easements, minor defects or irregularities in title, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on a Borrower’s ability to use such real property for its intended purpose in connection with such Borrower’s business; (v) liens in connection with purchase money indebtedness and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which are the subject of such capitalized leases; (vi) precautionary financing statements in respect of assets subject to operating leases; (vii) liens set forth on Schedule 1; (viii) liens specifically permitted by Lender in writing; (ix) involuntary liens securing amounts less than $100,000 and which are released or for which a bond acceptable to Lender in its sole discretion, determined in good faith, has been posted within fifteen (15) days of its creation; (x) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance; (xi) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business and not otherwise prohibited hereunder; (xii) liens arising by virtue of the rendition, entry or issuance against any Loan Party, or any property of any Loan Party, of any judgment, writ, order, or decree for so long as each such lien (I) is in existence for less than 30 consecutive days after it first arises or is being contested in good faith and by appropriate proceedings and for which the Loan Parties have maintained adequate reserves and (II) is at all times junior in priority to any liens in favor of Lender; (xiii) any exceptions listed on the title insurance policies delivered to Lender and (xiv) liens on cash securing reimbursement obligations permitted under Section 13.2(v).

Person shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, provincial, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

Plan shall have the meaning specified in Section 12.2.5 hereof.

Prime Rate shall mean, for any day, the rate of interest in effect for such day as publicly announced from time to time by Lender as its prime rate (whether or not such rate is actually charged by Lender), which is not intended to be Lender’s lowest or most favorable rate of interest at any one time.  Any change in the Prime Rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Lender shall not be obligated to give notice of any change in the Prime Rate.

Prime Rate Loan shall mean any Loan which bears interest at or by reference to the Prime Rate.

Proceeds shall have the meaning ascribed to such term in the UCC.

Referenced Customer shall mean any of the following: Bunzl, Staples, Ace Hardware, Distribution America (Emery Waterhouse, House Hasson, Monroe Hardware, Florida Hardware, United Hardware, Jensen Wholesale, Five Start Group, HDW, Inc., Handy Hardware, Blish Mize), Lowes Companies, Orgill, Sherwin Williams, Home Depot, Eastern Bag, Menard’s, Norshel, W.W. Grainger and YNC (Thailand).

Remote Scanning shall have the meaning set forth in Section 8.1 hereof.

Revolving Loan Availability shall mean an amount up to the sum of the following sublimits:

(i) up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business) of Borrowers’ Eligible Accounts; plus

(ii) (x) up to fifty-five percent (55%) of the lower of cost or market value of Borrowers’ Eligible Inventory, or, following a new appraisal by an appraiser reasonably acceptable to Lender or with the consent of the Lender in its sole discretion, (y) the lesser of (A) sixty-five percent (65%) of the lower of the cost of market value of Borrowers’ Eligible Inventory and (B) eighty-five percent (85%) of the appraised net orderly liquidation value (as determined by an appraiser reasonably acceptable to Lender) of Borrowers’ Eligible Inventory (provided, that the aggregate principal amount of all advances to Borrowers  with respect to this clause (ii) shall not exceed $12,500,000); plus

(iii) during the first twenty-four (24) months following the Closing Date, up to eighty percent (80%) of the purchase price (exclusive of sales taxes, delivery charges and other “soft” costs related to such purchase) of Equipment to be purchased with the proceeds of such advances (or such advances may be used to repay Revolving Loans used to make such purchases), which Equipment is acceptable to Lender in its sole discretion (provided, that the aggregate principal amount of all advances to Borrowers with respect to this clause (iii) shall not exceed $2,500,000); minus

(iv) issued and outstanding Letters of Credit;

provided, that the aggregate amount of all Eligible Accounts and Eligible Inventory of each of Glit/Gemtex and Nova Scotia included in clauses (i) and (ii) above for purposes of calculating the Revolving Loan Availability shall not in any event exceed $2,000,000.

Revolving Loan Commitment shall mean an amount equal to Twenty Million and No/100 Dollars ($20,000,000).

Revolving Loans shall have the meaning specified in Section 2.1 hereof.

Sponsor shall mean Kohlberg & Company, L.L.C.

Subsidiary shall mean with respect to any Person, a corporation of which such Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) and any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by such Person or any partnership of which such Person is a general partner.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to the respective Subsidiaries of the Loan Parties.

Supporting Obligations shall have the meaning set forth in the UCC.

Tangible Chattel Paper shall have the meaning ascribed to such term in the UCC.

Taxes shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing all to the extent imposed by or on behalf of any governmental authority, but excluding the Excluded Taxes.

UCC shall mean the Uniform Commercial Code as in effect in the State of New York.

Unfinanced Capital Expenditures shall mean Capital Expenditures other than Capital Expenditures financed with: (A) the proceeds of equity contributed subsequent to the Closing Date, (B) purchase money or other financing or lease transactions (including Capital Expenditure Loans, but excluding Revolving Loans), (C) or the proceeds of an insurance payment made in a respect of a damaged or destroyed capital asset consisting of plant, property or equipment

USA Patriot Act shall have the meaning set forth in Section 18.2 hereof.

SECTION 2	LOANS.

2.1.           Revolving Loans.

(a)           Subject to the terms and conditions of this Agreement and the other Loan Documents, prior to the Maturity Date, Lender may, in its reasonable discretion, determined in good faith, make revolving loans and advances (the “Revolving Loans”) in an aggregate amount up to the lesser of Revolving Loan Availability at such time and the Revolving Loan Commitment.

(b)           The aggregate unpaid principal balance of the Revolving Loans shall not at any time exceed the lesser of (i) Revolving Loan Availability and (ii) the Revolving Loan Commitment minus the Letter of Credit Obligations.  If at any time the outstanding Revolving Loans exceeds either (i) Revolving Loan Availability or (ii) the Revolving Loan Commitment, minus the Letter of Credit Obligations, or any portion of the Revolving Loans and Letter of Credit Obligations exceeds any applicable sublimit within Revolving Loan Availability or the Letter of Credit Obligations sublimit in Section 3.1, Borrowers shall immediately, and without the necessity of demand by Lender, pay to Lender such amount as may be necessary to eliminate such excess and Lender shall apply such payment to the Revolving Loans to eliminate such excess.

(c)           Subject to the terms and conditions of this Agreement and the other Loan Documents, from time to time during the first twenty-four (24) months after the Closing Date, Lender may, in its sole discretion, make advances to Borrowers up to eighty percent (80%) of the purchase price (exclusive of sales taxes, delivery charges, fees, expenses and other “soft” costs related to such purchase) of Equipment to be purchased with the proceeds of such advances, which Equipment is reasonably acceptable to Lender in its sole discretion, (or such advances may be used to repay Revolving Loans used to make such purchases) and upon which Lender shall have a first priority perfected security interest; provided, that (i) the aggregate amount advanced for such purchases shall not exceed Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000) (the “CapEx Sublimit”) and any such amounts advanced may not be reborrowed, (ii) at least three (3) Business Days prior to any such advance hereunder, Borrowers shall have furnished to Lender an invoice and acceptance letter for the Equipment being purchased and shall have executed such documents and taken such other actions as Lender shall require to assure that Lender shall have a first priority perfected security interest in such Equipment upon such purchase, and (iii) each advance hereunder shall be in an amount not less than Five Hundred Thousand and No/100 Dollars ($500,000).  Each advance pursuant to this paragraph shall be repaid on a straight-line sixty (60) month basis.  Such payments shall be made on the first (1st) Business Day of the month following the date of each such advance and on the first (1st) Business Day of each month thereafter; provided, that any remaining outstanding principal balance of the Capital Expenditure Loan shall be repaid on the Maturity Date.  If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

(d)           Notwithstanding anything in this Agreement to the contrary, Lender shall only make Revolving Loans to Glit/Gemtex and Nova Scotia in an aggregate amount up to the Revolving Loan Availability recomputed, solely for the purposes of this sentence, to include only the aggregate amount of all Eligible Accounts and Eligible Inventory of each of Glit/Gemtex and Nova Scotia, which aggregate amount shall not in any event exceed $2,000,000, for purposes of clauses (i) and (ii) of the definition thereof and the aggregate amount of all Revolving Loans to Glit/Gemtex and Nova Scotia shall not at any time exceed such amount.  Further, notwithstanding any provision in this Agreement or in any Loan Document to the contrary, none of  Glit/Gemtex or Nova Scotia or any other foreign Subsidiary of a Loan Party shall be liable for any Obligations of any Loan Party organized in the United States, (B) Glit/Gemtex shall not be liable for the Obligations of Nova Scotia and (C) Nova Scotia shall not be liable for the Obligations of Glit/Gemtex.

2.2.           Reserved.

2.3.           Reserved.

2.4.           Reserved.

2.5.           Loan Procedures.

2.5.1.              Various Types of Loans.  Each Loan shall be either Prime Rate Loans or  LIBOR Loans (each a “type” of Loan), as Borrowers shall specify in the related notice of borrowing or conversion pursuant to Section 2.5.2 or 2.5.3.  In addition, each Loan shall be either a Capital Expenditure Loan or  Revolving Loan (each a “class” of Loan), as Borrowers shall specify in the related notice of borrowing or conversion pursuant to Section 2.5.2 or 2.5.3.  LIBOR Loans having the same Interest Period (whether or not they are in the same class) which expire on the same day are sometimes called a “Group” or collectively “Groups.”  Prime Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than five (5) different Groups of LIBOR Loans shall be outstanding at any one time.

2.5.2.              Borrowing Procedures.

(a)           Borrowers shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit B or telephonic notice (followed promptly by a Notice of Borrowing) to Lender of each proposed Prime Rate or LIBOR Rate borrowing not later than (a) in the case of a Prime Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR Rate borrowing, 11:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by Lender, shall be irrevocable, and shall specify the date, amount and type of borrowing, whether such Borrowing is a Revolving Loan or a Capital Expenditure Loan and, in the case of a LIBOR Rate borrowing, the initial Interest Period therefor.  Each borrowing shall be on a Business Day.  Each LIBOR Rate borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $250,000.

(b)           Borrowers hereby authorize Lender in its sole discretion, to advance Revolving Loans as Prime Rate Loans to pay any Obligations (whether principal, interest, fees or other charges when due), and any such Obligations becoming due, if payment is not otherwise timely made by Borrower, shall be deemed a request for a Prime Rate borrowing of a Revolving Loan on the due date, in the amount of such Obligations. The proceeds of such Revolving Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Lender may, at its option, charge such Obligations against any operating, investment or other account of any Borrower maintained with Lender or any of its Affiliates.

2.5.3.        Conversion and Continuation Procedures.  (a)  Subject to Section 2.5.1, Borrowers may, upon irrevocable written notice to Lender in accordance with clause (b) below:

(i)            elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $1,000,000 and a higher integral multiple of $250,000) into Loans of the other type; or

(ii)            elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $250,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $1,000,000 and an integral multiple of $250,000.

(b)           Borrowers shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit C or telephonic notice (followed promptly by a Notice of Conversion/Continuation) to Lender of each proposed conversion or continuation not later than (i) in the case of conversion into Prime Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion, and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(i)             the proposed date of conversion or continuation;

(ii)            the aggregate amount of Loans to be converted or continued and the class of Loans;

(iii)           the type of Loans resulting from the proposed conversion or continuation; and

(iv)           in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c)           If upon the expiration of any Interest Period applicable to LIBOR Loans, Borrowers have failed to select timely a new Interest Period to be applicable to such LIBOR Loans, Borrowers shall be deemed to have elected to convert such LIBOR Loans into Prime Rate Loans effective on the last day of such Interest Period.

Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 4.2.4.

2.6.           Repayments.

The Obligations shall be repaid as follows:

2.6.1.                 Repayment of Revolving Loans.  The Revolving Loans and all other outstanding Obligations shall be repaid on the Maturity Date.

2.6.2.                 Reserved.

2.6.3.                 Reserved.

2.6.4.                 Reserved.

2.6.5.                 Mandatory Prepayments of the Loans.

Sales of Assets.  Upon receipt of the net cash proceeds of the sale or other disposition of any Equipment of Borrowers which is subject to a security interest in favor of Lender or any owned real property of Borrowers which is subject to a negative pledge in favor of Lender, or if any of the Equipment or real property is damaged, destroyed or taken by condemnation in whole or in part (other than the net cash proceeds in respect of the sale or other disposition of obsolete and worn-out Equipment during any fiscal year having an aggregate market value of not more than $400,000, provided that, in each case, such proceeds are used to acquire, within one hundred eighty (180) days of such disposition, replacement Equipment which is subject to a security interest in favor of Lender and further provided that from the period from such disposition until such replacement, Lender may institute a reserve in the Revolving Loan Availability in the amount of such net cash proceeds), the net cash proceeds thereof shall be paid by Borrowers to Lender as a mandatory prepayment of any outstanding Capital Expenditure Loans, such payment to be applied to the remaining  scheduled amortization of the Capital Expenditure Loans in the inverse order of their maturities until repaid in full, and then against the other Obligations, as determined by Lender, in its sole discretion.

2.6.6.                 Optional Prepayments of the Loans.

Borrowers have the right at any time and from time to time to prepay any Loan, in whole or in part, (i) with respect to LIBOR Loans, upon at least three (3) Business Days’ prior written notice to Lender and (ii) with respect to Prime Rate Loans on the same Business Day if written notice is received by Lender prior to 11:00 A.M. Chicago time and thereafter upon at least one (1) Business Day’s prior written notice to Lender provided that no prepayment of LIBOR Loans shall be permitted under this Section other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in Section 4.2.4 and (c) no partial prepayment of a LIBOR Loan shall result in the aggregate principal amount of the LIBOR Loans remaining outstanding being less than $1,000,000 and an integral multiple of $500,000.  Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and the remaining amortization payments for such Loan pursuant to which the prepayment is being made and shall commit Borrowers to repay such Loans by the amount and on the date stated therein.  Any partial prepayment of the Loans by Borrowers under Section 2.6.6 shall be applied as specified by Borrowers or, in the absence of such specification, as determined by Lender; provided, that in the latter case no LIBOR Loans shall be prepaid to the extent that such Loan has an Interest Period ending after the required date of prepayment unless and until all outstanding Prime Rate Loans and LIBOR Loans with Interest Periods ending on such date have been repaid in full.

2.7.           Notes.

The Loans shall, in Lender’s sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to Lender.  However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Lender.  Lender shall maintain at its address a copy of the names and addresses of Lender (and any permitted assignee) and the outstanding principal, accrued and unpaid interest and other fees due hereunder (the “Register”). The entries in the Register shall be conclusive, in the absence of demonstrable error, and each party hereto may treat each Person whose name is recorded in the Register as the owner of the Obligation recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowers at any reasonable time and from time to time upon reasonable prior notice.

2.8.           Recordkeeping.

Lender shall record in its records, the date and amount of each Loan made by Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end.  The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrowers hereunder or under any note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

2.9.           Borrower Representative.

Each Borrower hereby designates and appoints Continental as its representative and agent on its behalf (the “Borrower Representative”) for the purposes of issuing notices of borrowing, conversion and continuation, delivering certificates, giving instructions with respect to the disbursement of the proceeds of the Loans and selecting interest rate options, in each case, under Sections 2.5.2 and 2.5.3 of this Agreement.  Borrower Representative hereby accepts such appointment.  Lender may regard any notice or other communication pursuant to Section 2.5.2 or 2.5.3 from Borrower Representative as a notice or communication from all Borrowers.  Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

SECTION 3	LETTERS OF CREDIT.

3.1.           General Terms.

Subject to the terms and conditions of this Agreement and the other Loan Documents prior to the Maturity Date, Lender may, in its sole discretion, determined in good faith, from time to time cause to be issued and co-sign for or otherwise guarantee, upon Borrowers’ request, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed Three Million and No/100 Dollars ($3,000,000).  Payments made by the L/C Issuer to any Person on account of any Letter of Credit shall be immediately payable by Borrowers without notice, presentment or demand and Borrowers agree that each payment made by the L/C Issuer in respect of a Letter of Credit shall constitute a request by Borrowers for a Loan to reimburse L/C Issuer.  In the event such Loan is not advanced by Lender for any reason, such reimbursement obligations (whether owing to the issuer of the Letter of Credit or Lender if Lender is not the issuer) shall become part of the Obligations hereunder and shall bear interest at the rate then applicable to Revolving Loans constituting Prime Rate Loans until repaid.  Borrowers shall remit to Lender a Letter of Credit fee equal to three percent (3.0%) per annum on the daily aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable in advance for the term of the Letter of Credit. Upon the occurrence of an Event of Default and during the continuance thereof, the Letter of Credit fee shall be increased to an amount equal to two percent (2%) per annum in excess of the Letter of Credit fee otherwise payable thereon, which fee shall be payable on demand.  Said fee shall be calculated on the basis of a 360 day year.  Borrowers shall also pay on demand the normal and customary administrative charges of L/C Issuer for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.

3.2.           Letter of Credit Procedures.

3.2.1.                 L/C Applications.  Borrowers shall execute and deliver to the L/C Issuer the Master Letter of Credit Agreement from time to time in effect.  Borrowers shall give notice to Lender and the L/C Issuer of the proposed issuance of each Letter of Credit on a Business Day which is at least three (3) Business Days (or such lesser number of days as the L/C Issuer and Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit.  Each such notice shall be accompanied by an L/C Application, duly executed by Borrowers and in all respects satisfactory to the L/C Issuer, together with such other documentation as the L/C Issuer may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the scheduled Maturity Date (unless such Letter of Credit is Cash Collateralized)) and whether such Letter of Credit is to be transferable in whole or in part.  Any Letter of Credit outstanding after the scheduled Maturity Date which is Cash Collateralized for the benefit of the L/C Issuer shall be the sole responsibility of the L/C Issuer.  In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

3.2.2.                 Reimbursement Obligations Unconditional. Borrowers’ reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which the L/C Issuer has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof.  Without limiting the foregoing, no action or omission whatsoever by Lender under or in connection with any Letter of Credit or any related matters shall result in any liability of Lender to Borrowers, or relieve Borrowers of any of its obligations hereunder to any such Person.

3.3.           Expiration Dates of Letters of Credit.

The expiration date of each Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and (ii) the fifteenth (15th) day prior to the Maturity Date.  Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for up to one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the fifteenth (15th) day prior to the Maturity Date.

SECTION 4	INTEREST, FEES AND CHARGES.

4.1.           Interest Rate.

Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (a), (b) or (c) below:

(a)           In the case of any Prime Rate Loan, a per annum rate equal to the sum of the Prime Rate Revolving Loans Applicable Margin (as set forth in the definition of Applicable Margin) plus the Prime Rate in effect from time to time, payable on the first Business Day of each month in arrears for interest through the last day of the prior month.  Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

(b)           In the case of any LIBOR Loan, a per annum rate equal to the sum of the LIBOR Rate Revolving Loans Applicable Margin (as set forth in the definition of Applicable Margin) plus the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period.  Interest shall be payable on the last Business Day of such Interest Period and, with respect to two (2) and three (3) month Interest Periods, on the same date of each month as the initial date of the Interest Period during such Interest Period.

(c)           Upon the occurrence and during the continuance of an Event of Default and during the continuance thereof, unless the Lender otherwise consents, the Loans shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand.  All interest shall be calculated on the basis of a 360 day year.

(d)           The applicable LIBOR Rate for each Interest Period shall be determined by the Lender, and notice thereof shall be given by Lender promptly to Borrowers.  Each determination of the applicable LIBOR Rate by Lender shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  Lender shall, upon written request of Borrowers, deliver to Borrowers a statement showing the computations used by Lender in determining any applicable LIBOR Rate hereunder.

4.2.           INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

4.2.1.                 Increased Costs.  (B)  If, after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender; or (ii) shall impose on Lender any other condition affecting its LIBOR Loans, its note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) Lender (or any LIBOR Office of Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by Lender (or its LIBOR Office) under this Agreement or under its note with respect thereto, then upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrowers shall pay directly to Lender such additional amount as will compensate Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Lender first made demand therefor; provided that Borrowers shall not be required to compensate Lender pursuant to this Section 4.2.1 for any costs covered by Section 4.4 or for any Excluded Taxes.

(b)           If Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by Lender or any Person controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s or such controlling Person’s capital as a consequence of Lender’s obligations hereunder or under any Letter of Credit to a level below that which Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by Lender or such controlling Person to be material, then from time to time, upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrowers shall pay to Lender such additional amount as will compensate Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Lender first made demand therefor.

4.2.2.                 Basis for Determining Interest Rate Inadequate or Unfair.  If:

(a)           Lender reasonably determines (which determination shall be binding and conclusive on Borrowers) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b)           the LIBOR Rate as determined by Lender will not adequately and fairly reflect the cost to Lender of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which Lender may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Lender materially affects such Loans;

then Lender shall promptly notify Borrowers and, so long as such circumstances shall continue, (i) Lender shall not be under any obligation to make or convert any Prime Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Prime Rate Loan.

4.2.3.                 Changes in Law Rendering LIBOR Loans Unlawful.  If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of Lender cause a substantial question as to whether it is) unlawful for Lender to make, maintain or fund LIBOR Loans, then Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) Lender shall have no obligation to make or convert any Prime Rate Loan into a LIBOR Loan (but shall make Prime Rate Loans concurrently with the making of or conversion of Prime Rate Loans into LIBOR Loans by Lender which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of Lender (or, in any event,  on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Prime Rate Loan.

4.2.4.                 Funding Losses.  Borrowers hereby agree that upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, Borrowers will indemnify Lender against any net loss or expense which Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain any LIBOR Loan), as reasonably determined by Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 2.5.3 but other than as set forth in Section 2.1(c)) or (b) any failure of Borrowers to borrow, prepay, convert or continue any Loan on a date specified therefor in a notice of borrowing, prepayment, conversion or continuation pursuant to this Agreement.  For this purpose, all notices to Lender pursuant to this Agreement shall be deemed to be irrevocable.

4.2.5.                 Right of Lender to Fund through Other Offices.  Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by Lender and the obligation of Borrowers to repay such Loan shall nevertheless be to Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

4.2.6.                 Discretion of Lender as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

4.2.7.                 Mitigation of Circumstances.  Lender shall promptly notify Borrowers of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in Lender’s commercially reasonable judgment, otherwise disadvantageous to Lender) to mitigate or avoid, (i) any obligation by Borrowers to pay any amount pursuant to Sections 4.2.1 or 4.4 or (ii) the occurrence of any circumstances described in Sections 4.2.2 or 4.2.3 (and, if Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, Lender shall promptly so notify Borrowers).  Without limiting the foregoing, Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrowers of) any event described in clause (i) or (ii) above and such designation will not, in Lender’s commercially reasonable judgment, be otherwise materially disadvantageous to Lender.

4.2.8.                 Conclusiveness of Statements; Survival of Provisions.  Determinations and statements of Lender pursuant to Sections 4.2.1, 4.2.2, 4.2.3 or 4.2.4 shall be conclusive absent demonstrable error.  Lender may use reasonable averaging and attribution methods in determining compensation under Sections 4.2.1 and 4.2.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any notes, expiration or termination of the Letters of Credit and termination of this Agreement.

4.3.           Fees And Charges.

4.3.1.                 Reserved.

4.3.2.                 Closing Fee:  Borrowers shall pay to Lender a non-refundable closing fee of One Hundred Thousand Dollars ($100,000), which fee shall be fully earned and payable on the Closing Date.  Any funds previously deposited by Borrowers with Lender and not applied to pay previously agreed and invoiced expenses of Lender presented to and paid by Lender prior to or on the Closing Date shall be applied towards the Closing Fee.

4.3.3.                 Unused Line Fee:  Borrowers shall pay to Lender an unused line fee of the Unused Line Fee Applicable Margin (as set forth in the definition of Applicable Margin) of the difference between the Revolving Loan Commitment and the average daily balance of the Loans plus the Letter of Credit Obligations for each month, which fee shall be fully earned by Lender on the first day of each month and payable monthly in arrears on the first Business Day of each month with respect to all activity through the last day of the prior month.  Said fee shall be calculated on the basis of a 360 day year.

4.3.4.                 Collateral Monitoring Fee: Borrowers shall pay to Lender a Collateral Monitoring Fee of Thirty-five Thousand Dollars ($35,000) on the Closing Date and Fifteen Thousand Dollars ($15,000) on each anniversary thereof, which fees shall be fully earned and payable to Lender on the Closing Date and on each anniversary thereof.

4.3.5.                 Costs and Expenses: Borrowers shall reimburse Lender for all reasonable out-of-pocket costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees, incurred by Lender in connection with the (i) documentation and consummation of this transaction, including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs (subject to the limitations on the frequency of such examinations if no Event of Default has occurred and is continuing described herein), surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Obligations; and (iv) administration and enforcement of any of Lender’s rights under this Agreement or any other Loan Document (including, without limitation, any costs and expenses of any third party provider engaged by Lender for such purposes).  Borrowers shall also pay all normal and customary service charges with respect to all accounts maintained by Borrowers with Lender and any additional services requested by Borrowers from Lender.

4.4.           Taxes.

(a)           All payments made by Borrowers hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense.  To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by Borrowers free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b)           If Borrowers makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, Borrowers shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 4.4(b)), the amount paid to Lender equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 4.4(b).  To the extent Borrowers withhold any Taxes on payments hereunder or under any Loan Document, Borrowers shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to Lender within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to Lender) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

If Lender is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against Lender with respect to amounts received or receivable hereunder or under any other Loan Document, Borrowers will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 4.4.  A certificate prepared in good faith as to the amount of such payment by Lender shall, absent manifest error, be final, conclusive, and binding on all parties. Notwithstanding the foregoing, Lender and each Participant shall deliver to the Borrowers upon their reasonable request, tax forms or other documents as shall be prescribed by applicable law or otherwise reasonably requested by Borrowers to confirm such Person is not subject to withholding for any Tax or to otherwise confirm the amount of Taxes required to be withheld

4.5.           Maximum Interest.

It is the intent of the parties that the rate of interest and other charges to Borrowers under this Agreement and the other Loan Documents shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge Borrowers, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrowers.

SECTION 5	COLLATERAL.

5.1.           Grant of Security Interest to Lender.

As security for the payment of all Loans now or in the future made by Lender to Borrowers hereunder and for the payment, performance or other satisfaction of all other Obligations, each Loan Party hereby assigns to Lender and any of its Affiliates who are owed Obligations and grants to Lender and any of its Affiliates who are owed Obligations a continuing security interest in the following property of such Loan Party, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located:  (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by such Loan Party has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Loan Party; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory (whether or not Eligible Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) Commercial Tort Claims listed on Exhibit D hereto (i) all Supporting Obligations; (j) any other property of such Loan Party now or hereafter in the possession, custody or control of Lender or any agent or any parent, affiliate or subsidiary of Lender or any participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (j) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of such Loan Party’s books and records relating to any of the foregoing and to such Loan Party’s business.  Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, (x) (A) none of the Collateral of Glit/Gemtex or Nova Scotia or any other foreign Subsidiary of a Loan Party in which Lender has been granted a security interest shall secure the Obligations of any Loan Party organized in the United States and (B) none of the Collateral of Glit/Gemtex shall secure the Obligations of Nova Scotia and none of the Collateral of Nova Scotia shall secure the Obligations of Glit/Gemtex and (y) no lien or security interest is hereby granted on any voting stock in excess of 65% of the outstanding voting stock of any Subsidiary of a Loan Party, which Subsidiary is not organized in the United States.  For the purposes of this Section 5.1, “voting stock” means, with respect to any issuer, the issued and outstanding shares of each class of capital stock or other equity interests of such issuer entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)).

Notwithstanding the foregoing, none of the following items will be included in the Collateral (collectively, the “Excluded Property”):

(a)      (i) any right, title or interest in any permit, license or any contractual obligation entered into by any Grantor or any General Intangibles now or hereafter owned by any Grantor that prohibits the creation by such Grantor of a security interest or lien thereon or requires the consent of any person other than a Borrower or its Affiliates which consent has not been obtained as a condition to the creation of such security interest or lien or which would be breached or give any party the right to terminate it as a result of creation of such security interest or lien, or (ii) as to any property or assets of a Grantor, to the extent that any applicable requirement of law applicable thereto prohibits the creation of a security interest or lien thereon, but only, in each case, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, any comparable provision under Canadian law or any other applicable requirement of law;

(b)      any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed); and

(c)      any Collateral as to which the Lender and Borrower agree in writing that the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit afforded thereby;

provided, however, Excluded Property shall not include any Proceeds, products, substitutions or replacements of any Excluded Property (unless such Proceeds, products, substitutions or replacements would constitute Excluded Property).  In addition, to the extent that such property constitutes Excluded Property due to the failure of the Grantor to obtain consent as described in clause (a), such Grantor shall use its commercially reasonable efforts to obtain such consent, and, upon obtaining such consent, such property shall cease to constitute Excluded Property; provided, further that if and when any property shall cease to constitute Excluded Property, a lien on and security interest in such property in favor of Lender shall be deemed automatically and immediately granted therein pursuant hereto.

For avoidance of doubt, as of the Closing Date, (a) no Loan Party has executed or delivered in favor of Lender a leasehold mortgage encumbering any of its leasehold interests in any leased real property, nor is the execution of any such leasehold mortgage a condition precedent under 17.1 hereof and (b) no Loan Party has executed or delivered in favor of Lender a mortgage encumbering any of its fee interests in any owned real property, nor is the execution of any such mortgage a condition precedent under 17.1 hereof and no such mortgage shall be required in respect of real property owned by Continental as of the Closing Date.  In addition, no Borrower shall be required after the Closing Date to execute or deliver in favor of Lender any leasehold mortgage if the terms of the underlying lease prohibit such Borrower from so doing.

5.2.           Other Security.

After the occurrence and during the continuance of an Event of Default, Lender, in its sole discretion, without waiving or releasing (i) any obligation, liability or duty of Loan Parties under this Agreement or the other Loan Documents or (ii) any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral.  All sums paid by Lender in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Lender shall constitute Obligations, payable by Borrowers to Lender on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

5.3.           Possessory Collateral.

Immediately upon any Loan Party’s receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of certificated securities, such Loan Party shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance reasonably acceptable to Lender); provided, that, notwithstanding the foregoing, Borrowers shall have sixty (60) days following the Closing Date to deliver to Lender, subject to commercially reasonable efforts, either (a) the original executed Subordinated Promissory Note dated as of June 2, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Tradesman Note”) made by Tradesman Truck Accessories, LLC, a Texas limited liability company in favor of Continental with an allonge executed in blank or (b) an original executed replacement note for the Tradesman Note together with an executed lost note affidavit and allonge executed in blank.  If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as such Loan Party’s attorney and agent-in-fact, to endorse or assign the same on such Loan Party’s behalf.

5.4.           Electronic Chattel Paper.

To the extent that any Loan Party obtains or maintains any Electronic Chattel Paper, such Loan Party shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Lender as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Lender or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

SECTION 6	PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.

Loan Parties shall, at Lender’s reasonable request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed reasonably necessary or desirable by Lender) and do such other acts and things or use their commercially reasonable efforts to cause third parties to do such other acts and things as Lender may deem reasonably necessary or desirable in its reasonable discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral.  Each Loan Party irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Loan Party’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender’s security interest in the Collateral.

SECTION 7	POSSESSION OF COLLATERAL AND RELATED MATTERS.

Until otherwise notified by Lender following the occurrence and during the continuance of an Event of Default, a Loan Party shall have the right, except as otherwise provided in this Agreement, in the ordinary course of Borrowers’ business, to (a) sell, lease or furnish under contracts of service any of such Loan Party’s Inventory normally held by such Loan Party for any such purpose; (b) use and consume any raw materials, work in process or other materials normally held by such Loan Party for such purpose; and (c) dispose of obsolete or unuseful Equipment so long as all of the proceeds thereof are paid to Lender for application to the Obligations (except for such proceeds which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment and except as set forth in Section 2.6.5); provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by such Loan Party.

SECTION 8	COLLECTIONS.

8.1.           Lockbox and Lockbox Account.

As soon as reasonably practicable, but in any event no later than sixty (60) days after the Closing Date, each Loan Party shall direct all of its Account Debtors to make all payments on the Accounts directly to a mailing address designated by, and under the exclusive control of, Lender, at a financial institution acceptable to Lender (each a “Lockbox” and collectively, the “Lockboxes”); provided, that with the consent of Lender, such Loan Party may collect payments and remotely scan such checks to Lender in a manner satisfactory to Lender (“Remote Scanning”) on a daily basis as such checks are received.  Each Loan Party shall establish an account (each a “Lockbox  Account” and collectively, the “Lockbox Accounts”) in such Loan Party’s name, for the benefit of Lender, with the Lender, into which all payments received in the such Loan Party’s Lockbox shall be deposited, and into which such Loan Party will immediately deposit all payments received by such Loan Party on Accounts in the identical form in which such payments were received, whether by cash or check.  If the Loan Parties, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of the Loan Parties or any Affiliate or Subsidiary, or any other Person acting for or in concert with the Loan Parties shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, the Loan Parties and their Subsidiaries and controlled Affiliates shall and the Loan Parties shall use commercially reasonable efforts to cause its non-controlled Affiliates to receive all such items in trust for, and as the sole and exclusive property of, Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lockbox Accounts in a manner satisfactory to Lender including by Remote Scanning.  The daily ledger balance of the Lockbox Accounts as of the beginning of each Business Day shall be transferred to Lender each Business Day for application in accordance with Section 8.3.  The Loan Parties agree that all payments made to any Lockbox Account or otherwise received by Lender, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise (except for proceeds of Collateral which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment), will be applied on account of the Obligations in accordance with the terms of this Agreement; provided, that so long as no Event of Default has occurred, payments received by Lender shall not be applied to the unmatured portion of the LIBOR Loans, but shall be held in a cash collateral account maintained by Lender until the earlier of (i) the last Business Day of the Interest Period applicable to such LIBOR Loan and (ii) the occurrence of an Event of Default; provided further, that so long as no Event of Default has occurred, the immediately available funds in such cash collateral account may be disbursed, at Borrowers’ discretion, to Borrowers so long as after giving effect to such disbursement, Borrowers’ availability under Section 2.1 hereof at such time, equals or exceeds the outstanding Revolving Loans at such time.  The Loan Parties agree to pay all customary fees, costs and expenses in connection with opening and maintaining the Lockboxes and Lockbox Accounts.  All of such fees, costs and expenses if not paid by the Loan Parties, may be paid by Lender (if at a financial institution other than Lender) or otherwise charged to the Loan Parties and in such event all amounts paid by Lender or charged by Lender shall constitute Obligations hereunder, shall be payable to Lender by the Loan Parties upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by the Loan Parties to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to endorse the same on the applicable Loan Party’s behalf.  For the purpose of this section, each Loan Party irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Loan Party’s true and lawful attorney and agent-in-fact (i) to endorse such Loan Party’s name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of such Loan Party or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lockbox or postal box into which any of such Loan Party’s mail is deposited, and open and process all mail addressed to such Loan Party and deposited therein.

8.2.           Lender’s Rights.

Lender may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, with prior or concurrent notice to the Borrowers that it intends to exercise its rights under this Section 8.2 generally, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Obligations, (i) enforce collection of any of any Loan Party’s Accounts or other amounts owed to such Loan Party by suit or otherwise; (ii) exercise all of such Loan Party’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to such Loan Party; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to such Loan Party, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of such Loan Party or other amount owed to such Loan Party upon such terms, for such amount and at such time or times as Lender deems advisable; (v) prepare, file and sign such Loan Party’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to such Loan Party; and (vi) do all other acts and things which are necessary, in Lender’s sole discretion, to fulfill such Loan Party’s obligations under this Agreement and the other Loan Documents and to allow Lender to collect the Accounts or other amounts owed to such Loan Party.  In addition to any other provision hereof, Lender may at any time, after the occurrence and during the continuance of an Event of Default, at such Loan Party’s expense, notify any parties obligated on any of the Accounts to make payment directly to Lender of any amounts due or to become due thereunder.

8.3.           Application of Proceeds.

For purposes of calculating interest and fees, Lender shall, within one (1) Business Day after application of the opening daily ledger balance to the Obligations as set forth in the immediately following sentence, apply the whole of such collections or Proceeds against the Obligations in such order as Lender shall determine in its sole discretion.  For purposes of determining the amount of Loans available for borrowing purposes, Lender shall apply the opening daily ledger balance in the Lockbox Accounts as of the beginning of each Business Day in whole or in part against the Obligations, in such order as Lender shall determine in its sole discretion,  subject to actual collection.

8.4.           Account Statements.

On a monthly basis, Lender shall deliver to Borrowers an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrowers unless Borrowers notify Lender in writing, specifying any error therein, within sixty (60) days of the date such account statement is sent to Borrowers and any such notice shall only constitute an objection to the items specifically identified.

SECTION 9	COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

9.1.           Weekly Reports.

Borrowers shall deliver to Lender an executed loan report and certificate in Lender’s then current form at least once each week, which shall, upon the request of Lender, be accompanied by copies of Borrowers’ sales journals, cash receipts journals and credit memo journals for the relevant period.  Such report shall reflect the activity of Borrowers with respect to Accounts for the immediately preceding week, and shall be in a form and with such specificity as is satisfactory to Lender and shall contain such additional information concerning Accounts and Inventory as may be requested by Lender including, without limitation, but only if specifically requested by Lender, copies of all invoices prepared in connection with such Accounts.

9.2.           Monthly Reports.

Borrowers shall deliver to Lender, in addition to any other reports, as soon as practicable and in any event: (i) within fifteen (15) days after the end of each month, (A) a detailed trial balance of Borrowers’ Accounts aged per invoice date, in form and substance reasonably satisfactory to Lender including, without limitation, the names and addresses of all Account Debtors of Borrowers, and (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Lender may require in its sole discretion), including a listing of any held checks; and (ii) within fifteen (15) days after the end of each month, the general ledger inventory account balance, a perpetual inventory report and Lender’s standard form of Inventory report then in effect or the form most recently requested from Borrowers by Lender, for Borrowers by each category of Inventory, together with a description of the monthly change in each category of Inventory which shall be in a form substantially similar to the form provided by Lender prior to the Closing Date.

9.3.           Financial Statements.

Borrowers shall deliver to Lender the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall be accompanied by a compliance certificate in the form of Exhibit A hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement:  (i) no later than thirty (30) days after each calendar month (other than for the months of March, June, September and December which shall be delivered in accordance with clauses (ii) and (iii) as applicable), (ii) no later than forty-five (45) days after each fiscal quarter copies of internally prepared financial statements, including, without limitation, consolidated balance sheets and statements of income, retained earnings and cash flow of Holdings and its Subsidiaries, certified by the Chief Financial Officer of Borrowers; and (iii) no later than ninety (90) days after the end of each of Borrowers’ Fiscal Years, audited annual financial statements with an unqualified opinion by independent certified public accountants selected by Borrowers and reasonably satisfactory to Lender, which financial statements shall be accompanied by (A) a letter from such accountants acknowledging that they are aware that a primary intent of Borrowers in obtaining such financial statements is to influence Lender and that Lender is relying upon such financial statements in connection with the exercise of its rights hereunder, provided, that Borrowers shall only be required to use its reasonable efforts exercised in good faith to obtain such letter; and (B) copies of any management letters sent to the Borrowers by such accountants.

9.4.           Annual Projections.

As soon as practicable and in any event prior to the date which is thirty (30) days after the beginning of each Fiscal Year, Borrowers shall deliver to Lender projected balance sheets, statements of income and cash flow for Borrowers, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Lender.

9.5.           Explanation of Budgets and Projections.

In conjunction with the delivery of the annual presentation of projections or budgets referred to in Section 9.4 above, Borrowers shall deliver a letter signed by the Chief Financial Officer of each Borrower, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Borrowers.

9.6.           Public Reporting.

Promptly upon the filing thereof, Borrowers shall deliver to Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which Holdings or any of its Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Lender copies of any reports and proxy statements delivered to its shareholders.

9.7.           Other Information.

Promptly following request therefor by Lender, such other business or financial data, reports, appraisals and projections as Lender may reasonably request.

SECTION 10	TERMINATION.

Lender’s obligations under this Agreement shall be in effect from the Closing Date until the Maturity Date or such earlier date that the Obligations are accelerated pursuant to Section 16 hereof.  Upon the Maturity Date or the earlier acceleration of the Obligations as set forth above, Lender shall not be obligated to make any additional Loans on or after the date identified as the date on which the Obligations are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Obligations (other than Hedging Obligations and unasserted contingent obligations) are paid in full (except for such provisions that by their terms survive the termination of this Agreement) and all Letters of Credit are returned to the L/C Issuer for cancellation or are Cash Collateralized.  At such time as Borrowers have repaid all of the Obligations and all Letters of Credit are returned to L/C Issuer for cancellation or Cash Collateralized and this Agreement has terminated, Borrowers shall deliver to Lender a release, in form and substance reasonably satisfactory to Lender, of all obligations and liabilities under this Agreement of Lender and its officers, directors, employees, agents, parents, Subsidiaries and Affiliates to Borrowers (other than the return of Collateral or other items in the possession of the Lender), and if Borrowers are obtaining new financing from another lender, Borrowers shall use commercially reasonable efforts to deliver such lender’s indemnification of Lender, in form and substance reasonably satisfactory to Lender, for checks or other amounts which Lender has credited to Borrowers’ accounts, but which subsequently are dishonored, returned or reversed for any reason or for automatic clearinghouse or wire transfers not yet posted to Borrowers’ accounts.  If, during the term of this Agreement, Borrowers prepay all of the Obligations, returns all Letters of Credit for cancellation and this Agreement is terminated, Borrowers agree to pay to Lender as a prepayment fee, in addition to the payment of all other Obligations, an amount equal to (i) two percent (2%) of the Maximum Loan Amount if such prepayment occurs two (2) years or more prior to the Maturity Date, (ii) one percent (1%) of the Maximum Loan Amount if such prepayment occurs less than two (2) years, but at least one (1) year prior to the Maturity Date, or (iii) one-half of one percent (0.5%) of the Maximum Loan Amount if such prepayment occurs less than one (1) year prior to the Maturity Date; provided that such prepayment fee shall not be paid by Borrowers if such prepayment occurs less than ninety (90) days prior to the Maturity Date.

SECTION 11	REPRESENTATIONS AND WARRANTIES.

Borrowers hereby represent and warrant to Lender, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true in all material respects (without duplication of any materiality qualifiers contained therein) at the time of Borrowers’ execution hereof and the closing of the transactions described herein or related hereto (except for representations and warranties that expressly relate to an earlier date which must be true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of such earlier date) , and shall be remade by Borrowers at the time each Loan is made pursuant to this Agreement, provided, that representations and warranties made as of a particular date shall be true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of such date (except for representations and warranties that expressly relate to an earlier date which must be true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of such earlier date).

11.1.         Financial Statements and Other Information.

The financial statements and other information delivered or to be delivered by Borrowers and the other Loan Parties to Lender at or prior to the date of this Agreement fairly present in all material respects the financial condition of Borrowers and the other Loan Parties. There has been no material adverse change in, or a material adverse effect on, the business, liabilities, operations, property, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries, taken as a whole, since the date of the financial statements delivered to Lender most recently prior to the date of this Agreement.  All written information now or heretofore furnished by Borrowers and the other Loan Parties to Lender is true and correct in all material respects as of the date with respect to which such information was furnished.

11.2.         Locations.

The offices where Borrowers and the other Loan Parties keep their books, records and accounts (or copies thereof) concerning the Collateral, each Borrower’s and each other Loan Party’s principal place of business and all of Borrowers’ and the other Loan Parties’ other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Schedule 11.2 and (a) solely with respect to Continental, at other locations within the continental United States or (b) solely with respect to Glit/Gemtex and Nova Scotia, at other locations within Canada, in each case, of which Lender has been advised by Borrowers in accordance with Section 12.2.1.  The Collateral, including, without limitation, the Equipment (except any part thereof which Borrowers shall have advised Lender in writing consists of Collateral normally used in more than one state, which is to be sold in accordance with this Agreement or to the extent removed off-site temporarily in the ordinary course of business or for fabrication) is kept, or, in the case of vehicles, based, only at the addresses set forth on Schedule 11.2, and (a) solely with respect to Continental, at other locations within the continental United States or (b) solely with respect to Glit/Gemtex and Nova Scotia, at other locations within Canada, in each case, of which Lender has been advised by Borrowers in writing in accordance with Section 12.2.1 hereof.

11.3.         Loans by Loan Parties.

No Loan Party has made any loans or advances to any Affiliate or other Person except for advances authorized hereunder to employees, officers and directors of such Loan Party for travel and other expenses arising in the ordinary course of such Loan Party’s business and loans permitted pursuant to Section 13.6.

11.4.         Accounts and Inventory.

Each Account or item of Inventory which Borrowers shall, expressly or by implication, request Lender to classify as an Eligible Account or as Eligible Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of Eligible Account and Eligible Inventory as set forth herein and as otherwise established by Lender in its sole discretion exercised in good faith from time to time.

11.5.         Liens.

Borrowers and each other Loan Parties are the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by Borrowers and such other Loan Parties, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.

11.6.         Organization, Authority and No Conflict.

Continental is a limited liability company, duly organized, validly existing and in good standing in the State of Delaware, its state organizational identification number is 43-1833898.  Glit/Gemtex is a corporation, duly organized, validly existing and in good standing (or the local law equivalent) in the Province of Ontario and its organization identification number (or local equivalent) is 896694163.  Nova Scotia is a company, duly organized, validly existing and in good standing (or the local law equivalent) in the Province of Nova Scotia and its organization identification number (or local equivalent) is 814583001.  Each other Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and each Loan Party is duly qualified and in good standing in all states or provinces where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary or, if such Loan Party is not so qualified, the absence of such qualification would not reasonably be expected to have a Material Adverse Effect.  Each Borrower and each other Loan Party has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the other Loan Documents and perform its obligations hereunder and thereunder.  Each Borrower’s and each other Loan Party’s execution, delivery and performance of this Agreement and the other Loan Documents does not conflict with the provisions of the organizational documents of any Borrower or any other Loan Party, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on any Borrower or any other Loan Party, except for conflicts with any statute, regulation, ordinance or rule of law, or agreements, contracts or other documents which would not have a Material Adverse Effect on such Borrower or such other Loan Party, and each Borrower’s and each other Loan Party’s execution, delivery and performance of this Agreement and the other Loan Documents shall not result in the imposition of any lien or other encumbrance upon any of such Borrower’s or such other Loan Party’s property (other than Permitted Liens) under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which such Borrower or such Loan Party or any of their respective properties may be bound or affected which would reasonably be expected to have a Material Adverse Effect on such Borrower or such other Loan Party.  If any Borrower or any other Loan Party is a partnership or limited liability company, such Borrower or such other Loan Party has not expressly elected to have its equity interests treated as “Securities” under and as defined in Article 8 of the New York Uniform Commercial Code.

11.7.         Litigation.

Except as disclosed to Lender on Schedule 11.7 hereto, there are no actions or proceedings which are pending or, to the best of Borrowers’ knowledge, threatened against any Loan Party which is reasonably likely to have a Material Adverse Effect on the Loan Parties, and Borrowers shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Lender.  No Borrower and no other Loan Party has Commercial Tort Claims pending other than those set forth on Exhibit D hereto as Exhibit D may be amended from time to time; provided that Borrowers shall have fifteen (15) days to amend Exhibit D after any new Commercial Tort Claim shall be pending and this representation and warranty shall be deemed satisfied in such fifteen (15) day period.

11.8.         Compliance with Laws and Maintenance of Permits.

Borrowers and each other Loan Party have obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on the Loan Parties.  Borrowers and each other Loan Party are in compliance in all material respects with all applicable federal, state, provincial, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect on the Loan Parties.

11.9.         Affiliate Transactions.

Except as set forth on Schedule 11.9 hereto or as permitted pursuant to Section 11.3 hereof, no Borrower and no other Loan Party is conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Borrower or such other Loan Party than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

11.10.       Names and Trade Names.

Each Borrower’s name has always been as set forth on the first page of this Agreement and each Borrower uses no trade names, assumed names, fictitious names or division names in the operation of its business, except, in each case, as set forth on Schedule 11.10 hereto.

11.11.       Equipment.

Except for Permitted Liens, each Borrower and each other Loan Party has good and indefeasible and merchantable title to and ownership of all Equipment.  No Equipment is a Fixture to real estate unless such real estate is owned by a Borrower or another Loan Party and is subject to a negative pledge in favor of Lender, or if such real estate is leased, is subject to a landlord’s agreement in favor of Lender on terms acceptable to Lender, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Lender.

11.12.       Enforceability.

This Agreement and the other Loan Documents to which any Borrower or any other Loan Party is a party are the legal, valid and binding obligations of such Person and are enforceable against such Person in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

11.13.       Solvency.

Each Borrower and each other Loan Party, individually, is, after giving effect to the transactions contemplated hereby, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents or by completion of the transactions contemplated hereunder or thereunder.

11.14.      Indebtedness.

Except as set forth on Schedule 11.14 hereto and as permitted by Section 13.2, no Borrower and no other Loan Party is obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans.

11.15.       Margin Security and Use of Proceeds.

No Borrower and no other Loan Party owns any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the FRB as in effect from time to time.

11.16.       Parent, Subsidiaries and Affiliates.

Except as set forth on Schedule 11.16 hereto or as permitted by Section 13.4, no Loan Party has Parents, Subsidiaries or other Affiliates or divisions, nor is any Loan Party engaged in any joint venture or partnership with any other Person.

11.17.       No Defaults.

No Borrower and no other Loan Party is in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does any Borrower or any other Loan Party know of any dispute regarding any contract, lease or commitment which would, in each case, have a Material Adverse Effect on the Loan Parties.

11.18.       Employee Matters.

There are no controversies pending or threatened between any Borrower or any Loan Party and any of such Person’s employees, agents or independent contractors (other than employee grievances arising in the ordinary course of business) which would not, in the aggregate, have a Material Adverse Effect on the Loan Parties, and each Loan Party is in compliance with all federal, provincial and state laws respecting employment and employment terms, conditions and practices except for such non-compliance which would not have a Material Adverse Effect on the Loan Parties.

11.19.       Intellectual Property.

Each Borrower and each other Loan Party possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue to conduct such Person’s business as heretofore conducted by it except to the extent that the failure to possess such items would not have a Material Adverse Effect on the Loan Parties.

11.20.       Environmental Matters.

No Borrower and no other Loan Party has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off such Person’s premises (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of the such Person comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.  In the past five (5) years, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of any Loan Party’s knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by such Loan Party or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects such Loan Party or its business, operations or assets or any properties at which such Loan Party has transported, stored or disposed of any Hazardous Materials which would reasonably be expected to result in a material liability.  No Borrower and no other Loan Party has material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

11.21.       ERISA Matters.

Each Borrower and each other Loan Party has paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a lien against any of such Person’s properties or assets.  No Borrower and no other Loan Party currently contributes to or is obligated to contribute to a Canadian Pension Plan or a Canadian Union Plan.

11.22.       Investment Company Act.

No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company” within the meaning of the Investment Company Act of 1940.

11.23.       Anti-Terrorism Laws.

(a)           No Loan Party (and, to the knowledge of each Loan Party, no joint venture or subsidiary thereof) is in violation in any material respects of any United States or Canadian Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the USA Patriot Act.

(b)           No Loan Party (and, to the knowledge of each Loan Party, no joint venture or Subsidiary thereof) (i) is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (ii) is owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (iii) commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order or (iv) is named as a “specially designated national and blocked person” in the most current list published by OFAC.

(c)           No Loan Party (and, to the knowledge of each Loan Party, no joint venture or Affiliate thereof) (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (b)(i) through (b)(iv) above, (ii) deals in, or otherwise engages in any transactions relating to, any property or interests in property blocked pursuant to the Anti-Terrorism Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

11.24.       Taxes

All federal, state, provincial and local income and franchise and other tax returns and reports of each Borrower and each other Loan Party required by law to be filed have been timely filed (after giving effect to any extensions) and all federal, state, provincial and local and other taxes, assessments, fees and other governmental charges shown to be due and payable on said returns have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding amounts that are being contested in accordance with clauses (a) and (b) below, and all other taxes, assessments, fees and other governmental charges imposed upon it or any of its property by any governmental authority have been timely paid other than any taxes, assessments, fees or other charges (a) that are being contested in good faith by such Person by appropriate proceedings diligently instituted and conducted and without danger of any material risk to the Collateral and (b) with respect to which a reserve or other appropriate provision, if any, as is required in conformity with GAAP shall have been made.  No Borrower and no other Loan Party has knowledge of any proposed assessment against it or any Subsidiary that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Loan Parties.

11.25.       Insurance.

All policies of insurance of any kind or nature owned by or issued to any Borrower or any other Loan Party, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation, title, property and liability insurance, are listed on Schedule 11.25 (it being understood that employee health and welfare insurance is not required to be scheduled), as such Schedule may be updated from time to time, in full force and effect and are of a nature and provide such coverage as is customarily carried by companies of the size and character of such Person.

11.26.       No Material Adverse Effect.

Since July 1, 2011, there has been no Material Adverse Effect.

11.27.       Inactive Subsidiaries.

Each Subsidiary of Holdings which is not a Loan Party is an Inactive Subsidiary.

SECTION 12	AFFIRMATIVE COVENANTS.

Until payment and satisfaction in full of all Obligations and termination of this Agreement, unless Borrowers obtain Lender’s prior written consent waiving or modifying any of Borrowers’ covenants hereunder in any specific instance, each Borrower covenants and agrees as follows:

12.1.         Maintenance of Records.

Each Borrower and each other Loan Party shall at all times keep accurate and complete books, records and accounts with respect to all of such Person’s business activities, in accordance with sound accounting practices and GAAP consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Schedule 11.2.

12.2.         Notices.

Borrowers and each other Loan Party shall:

12.2.1.              Locations.  Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Lender of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of in the location of any Borrower’s or any other Loan Party’s books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which such Person has previously advised Lender that such Goods will be used (except Collateral which is to be sold in accordance with this Agreement or to the extent removed off-site temporarily in the ordinary course of business or for fabrication).

12.2.2.              Eligible Accounts and Inventory.  Promptly upon becoming aware thereof, notify Lender if any Account or Inventory identified by Borrowers to Lender as an Eligible Account or Eligible Inventory becomes ineligible for any reason.

12.2.3.              Litigation and Proceedings.  Promptly upon becoming aware thereof, notify Lender of any actions or proceedings which are pending or threatened against any Borrower or any other Loan Party which could reasonably be expected to have a Material Adverse Effect on the Loan Parties and within fifteen (15) days of any Borrower or any other Loan Party obtaining any Commercial Tort Claims with a reasonable value in excess of $15,000, individually, or $100,000 in the aggregate for all Commercial Tort Claims which may arise, notify Lender of such Commercial Tort Claim which notice shall constitute Borrowers’ authorization to amend Exhibit D to add such Commercial Tort Claim.

12.2.4.              Names and Trade Names.  Notify Lender within ten (10) days of the change of any Borrower’s or any other Loan Party’s name or such Person’s use of any trade name, assumed name, fictitious name or division name not previously disclosed to Lender in writing.

12.2.5.              ERISA Matters.  Promptly notify Lender of (w) the occurrence of any event which might result in a Canadian Pension Event,  (x) the occurrence of any “reportable event” (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) or other applicable government authority of any employee benefit plan (“Plan”) covering any officers or employees of any Borrower or any other Loan Party, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) its intention to terminate or withdraw from any Plan.

12.2.6.              Environmental Matters.  Promptly notify Lender upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or any other Loan Party or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects such Person or its business operations or assets or any properties at which such Person has transported, stored or disposed of any Hazardous Materials unless the foregoing could not reasonably be expected to have a Material Adverse Effect on the Loan Parties.

12.2.7.              Default; Material Adverse Change.  Promptly advise Lender of the occurrence of any event having or causing a Material Adverse Effect on any Loan Party, the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, will become an Event of Default after notice or lapse of time (or both).

All of the foregoing notices shall be provided by Borrowers to Lender in writing.

12.3.         Compliance with Laws and Maintenance of Permits.

Borrowers and each other Loan Party shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on the Loan Parties and Borrowers and each other Loan Party shall remain in compliance with all applicable federal, state, provincial, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect on the Loan Parties.  Following any determination by Lender that there is non-compliance, or any condition which requires any action by or on behalf of any Borrower or any other Loan Party in order to avoid non-compliance, with any Environmental Law, at such Person’s expense cause an independent environmental engineer acceptable to Lender to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.

12.4.         Inspection and Audits.

Borrowers and each other Loan Party shall permit Lender, or any Persons designated by it, to call at any Borrower’s and any other Loan Party’s places of business at any reasonable times upon reasonable notice, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from such Person’s books, records, journals, orders, receipts and any correspondence and other data relating to such Person’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning such Person’s business as Lender may consider reasonable under the circumstances, in each case, at Borrowers’ reasonable expense; provided, Lender shall not do any of the foregoing more than two (2) times per year unless an Event of Default has occurred and is continuing.  Borrowers and each other Loan Party shall furnish to Lender such information relevant to Lender’s rights under this Agreement and the other Loan Documents as Lender shall at any time and from time to time reasonably request.  Lender, through its officers, employees or agents shall have the right, at any time and from time to time, to verify the validity, amount or any other matter relating to any of Borrower’s or any other Loan Party’s Accounts, by mail, telephone, telecopy, electronic mail, or otherwise.  Each Borrower and each other Loan Party authorizes Lender  and its agents to discuss the affairs, finances and business of such Person with any officers, employees or directors of such Person or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of such Person with such Person’s independent public accountants.  Any such discussions shall be without liability to Lender or to such Person’s independent public accountants.  Borrowers shall pay to Lender all customary fees and all costs and reasonable out-of-pocket expenses (including, without limitation, airfare, lodging and meals) incurred by Lender in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Obligations hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

12.5.         Insurance.

Borrowers shall:

12.5.1.              Casualty Insurance; Business Interruption Insurance.  Keep, and cause each other Loan Party to keep, the Collateral and other assets and properties of the Loan Parties properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of Borrowers or such Loan Party, as applicable, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be satisfactory to Lender.  Original (or certified) copies of such policies of insurance have been or shall be, within ninety (90) days of the Closing Date, delivered to Lender, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Lender, showing loss under such insurance policies payable to Lender.  Such endorsement, or an independent instrument furnished to Lender, shall provide that the insurance company shall give (or shall endeavor to give) Lender at least thirty (30) days written notice before any such policy of insurance is altered or canceled (or ten (10) days written notice in the event such cancellation or alteration is a result of a failure to make payment pursuant to the applicable policy) and that no act, whether willful or negligent, or default of any Borrower, any other Loan Party or any other Person shall affect the right of Lender to recover under such policy of insurance in case of loss or damage.  In addition, Borrowers shall cause to be executed and delivered to Lender an assignment of proceeds of its business interruption insurance policies.  Each Borrower and each other Loan Party hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Lender.  Each Borrower and each other Loan Party irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as such Person’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Person on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance, provided however, that if no Event of Default shall have occurred and is continuing, such Person may make, settle and adjust claims involving less than $500,000 per claim and $1,000,000 in the aggregate per Fiscal Year for all such claims without Lender’s consent.

12.5.2.              Liability Insurance.  Maintain, and cause each other Loan Party to maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrowers or such Loan Party, as applicable, with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Lender and original (or certified) copies of such policies have been or shall be, within ninety (90) days after the Closing Date, delivered to Lender, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Lender as additional insured thereunder and providing that the insurance company shall give (or shall endeavor to give) Lender at least thirty (30) days written notice before any such policy shall be altered or canceled (or ten (10) days written notice in the event such cancellation or alteration is a result of a failure to make payment pursuant to the applicable policy).

12.5.3.              Lender May Purchase Insurance.  If any Borrower or any other Loan Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above (and provide evidence thereof to Lender) or to pay any premium relating thereto, then Lender, without waiving or releasing any obligation or default by Borrowers and the other Loan Parties hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Lender deems advisable upon notice to Borrowers.  Such insurance, if obtained by Lender, may, but need not, protect such Borrower’s or such other Loan Party’s interests or pay any claim made by or against such Borrower or such Loan Party with respect to the Collateral. Such insurance may be more expensive than the cost of insurance any Borrower or any other Loan Party may be able to obtain on its own and may be cancelled only upon such Person’s providing evidence that it has obtained the insurance as required above.  All sums disbursed by Lender in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute Loans hereunder, shall be payable on demand by Borrowers to Lender and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.  This provision shall constitute the notice to Borrowers required pursuant to Paragraph (3) of section 180/10 of Chapter 815 of the Illinois Compiled Statutes (2004).

12.6.         Collateral.

Borrowers shall keep, and shall cause each other Loan Party to keep, the Collateral in good condition, repair and order and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained in all material respects.  Borrowers and each other Loan Party shall permit Lender to examine any of the Collateral at any time and wherever the Collateral may be located, subject to the limitations in Section 12.4, and, Borrowers and each other Loan Party shall, immediately upon request therefor by Lender, deliver to Lender any and all evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title.  Each Borrower and each other Loan Party shall, at the request of Lender, indicate on such Person’s records concerning the Collateral a notation, in form satisfactory to Lender, of the security interest of Lender hereunder.

12.7.         Use of Proceeds.

All monies and other property obtained by Borrowers from Lender pursuant to this Agreement shall be used solely for working capital purposes, to refinance the debt of Borrowers and their respective Subsidiaries and Affiliates and for other business and general corporate purposes of Borrowers.

12.8.         Taxes and other Obligations.

12.8.1.              Borrowers shall file, and shall cause each other Loan Party to file, all required tax returns and pay all of its taxes when due, subject to any extensions granted by the applicable taxing authority, including, without limitation, taxes imposed by federal, state, provincial or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that any Borrower or any other Loan Party shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on such Person’s financial statements; (ii) the contesting of any such payment does not give rise to a lien for taxes; (iii) such Person keeps on deposit with Lender (such deposit to be held without interest) or a reserve is maintained against Borrowers’ availability to borrow money under Section 2.1, in either case, in an amount of money which, in the reasonable judgment of Lender, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (iv) if such Person fails to prosecute such contest with reasonable diligence, Lender may, with concurrent notice to Borrowers, apply the money so deposited in payment of such taxes.  If any Borrower or any other Loan Party fails to pay any such taxes and in the absence of any such contest by such Person, Lender may, with concurrent notice to Borrowers, (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Lender shall constitute Loans hereunder, shall be payable by Borrowers to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

12.8.2.              Each Borrower shall pay, and shall cause each other Loan Party to pay, all lawful claims which, if unpaid, would by law become a lien upon the Collateral or any of their other assets or properties; provided, that any Borrower or any other Loan Party shall have the right to contest the payment of such claims in good faith by appropriate proceedings so long as (i) the amount so contested is shown on such Person’s financial statements; (ii) the contesting of any such claim stays the enforcement of any lien; (iii) such Person keeps on deposit with Lender (such deposit to be held without interest) or a reserve is maintained against Borrowers’ availability to borrow money under Section 2.1, in either case, in an amount of money which, in the reasonable judgment of Lender, is sufficient to pay such claim and any interest or penalties that may accrue thereon; and (iv) if such Person fails to prosecute such contest with reasonable diligence, Lender may, with concurrent notice to Borrowers, apply the money so deposited in payment of such claim.  If any Borrower or any other Loan Party fails to pay any such claim and in the absence of any such contest by such Person, Lender may, with concurrent notice to Borrowers, (but shall be under no obligation to) advance and pay any sums required to pay any such claims and/or to secure the release of any lien therefor, and any sums so advanced by Lender shall constitute Loans hereunder, shall be payable by Borrowers to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

12.9.         Intellectual Property.

Each Borrower and each other Loan Party shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect on the Loan Parties.

12.10.       Checking Accounts and Cash Management Services.

Unless Lender otherwise consents in writing, in order to facilitate Lender’s maintenance and monitoring of the Collateral, each Borrower shall maintain, and shall cause each other Loan Party to maintain its U.S. dollar general checking/controlled disbursement account and its other U.S. dollar deposit accounts located in the United States (excluding (a) petty cash accounts with a balance of less than $100,000 in the aggregate for all such accounts at any time as of or after the Closing Date and (b) payroll accounts into which there is deposited no funds other than those intended solely to cover wages for employees of the Loan Parties so long as (other than one payroll account which shall not hold in excess of an average of $10,000 for any period of five consecutive Business Days) such payroll account is a zero balance account) with Lender.  Borrowers shall be responsible for all normal charges assessed thereon.  Each Borrower and each other Loan Party shall notify Lender in writing thirty (30) days prior to opening any new Deposit Account and shall enter into a control agreement satisfactory to Lender for each such Deposit Account on or before the opening of such Deposit Account.

12.11.       USA Patriot Act, Bank Secrecy Act and Office of Foreign Asset Control.

Ensure, and cause each other Loan Party to ensure, that no Person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (b) comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations.

12.12.       Corporate Existence.

Each Borrower shall, and shall cause each other Loan Party to preserve and maintain in full force and effect (a) its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, and (b) all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except as could not reasonably be expected to have a Material Adverse Effect.

12.13.       Further Assurances.

Borrowers agree to take, and cause each of the other Loan Parties to take, such actions as are necessary or as Lender may reasonably request from time to time to ensure that the Obligations of each Loan Party under this Agreement and the other Loan Documents are secured by substantially all of the assets of Borrowers and each other Loan Party (as well as all capital stock of each Borrower and each of its Subsidiaries (other than Inactive Subsidiaries)), subject to the exclusions described in Section 5.1 and guaranteed by each of the Loan Parties (including, upon the acquisition of creation thereof, any Subsidiary acquired or created after the Closing Date), in each case as Lender may determine, including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.

SECTION 13	NEGATIVE COVENANTS.

Until payment and satisfaction in full of all Obligations and termination of this Agreement, unless Borrowers obtain Lender’s prior written consent waiving or modifying any of Borrowers’ covenants hereunder in any specific instance, Borrowers agrees as follows:

13.1.         Guaranties.

Borrowers shall not, and shall not permit any other Loan Party to assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business or in respect of indebtedness or lease obligations permitted by Section 13.2.

13.2.         Indebtedness.

(a)           Borrowers shall not, and shall not permit any other Loan Party to create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans, except that Borrowers and the Loan Parties may (i) borrow money from a Person other than Lender on an unsecured and subordinated basis if a subordination agreement in favor of Lender and in form and substance reasonably satisfactory to Lender is executed and delivered to Lender relative thereto; (ii) maintain their present indebtedness listed on Schedule 11.14 hereto (and consummate any refinancings thereof); (iii) incur unsecured indebtedness and other current liabilities to trade creditors in the ordinary course of business; (iv) incur purchase money indebtedness or capitalized lease obligations in connection with Capital Expenditures not to exceed $250,000 in any Fiscal Year of Borrowers (other than a refinancing of such obligations incurred under this clause in prior years which does not increase the principal amount of liabilities thereunder) or $750,000 in the aggregate for all Loan Parties and any operating lease obligations which are reclassified as capital lease obligations as a result of a change in GAAP occurring after the Closing Date; (v) reimbursement obligations in respect of letters of credit which are not issued under this Agreement because either beneficiary did not accept the draft Letter of Credit or the L/C Issuer was unable or unwilling to issue such letters of credit, provided that the face amount of all such letters of credit when combined with Letters of Credit issued hereunder do not exceed the Letter of Credit sublimit and at the time any such letter of credit is issued the applicable Borrower would have had sufficient Revolving Loan Availability to otherwise issue such letter of credit as a Letter of Credit under this Agreement, (vi) intercompany loans between Borrowers to the extent permitted pursuant to Section 13.6; and (vii) indebtedness arising from the financing of insurance premiums in the ordinary course of business.

(b)           Borrowers shall not, and shall not permit any other Loan Party to incur operating lease obligations requiring payments not to exceed $7,500,000 in the aggregate during any Fiscal Year of Borrowers.

13.3.         Liens and Other Encumbrances.

Borrowers shall not, and shall not permit any other Loan Party to grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.  Borrowers shall not, and shall not permit any other Loan Party to grant or permit to exist (a) any leasehold mortgage encumbering any leasehold interest of a Loan Party in any leased real property and (b) any mortgage encumbering any fee interest of a Loan Party in any owned real property.

13.4.         Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

Borrowers shall not, and shall not permit any other Loan Party to (i) enter into any merger or consolidation; (ii) change the state or province of any Borrower’s organization or enter into any transaction which has the effect of changing any Borrower’s state or province of organization; (iii) sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business and other than the disposition, liquidation or other winding down of Inactive Subsidiaries; (iv) purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; or (v) enter into any other transaction outside the ordinary course of Borrowers’ business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest other than, in each case, the Glit/Gemtex Restructuring.  Borrowers shall not form any Subsidiaries or enter into any joint ventures or partnerships with any other Person unless, in the case of a wholly-owned Subsidiary of a Borrower, such Subsidiary becomes a Guarantor hereunder and executes such documentation as is reasonably requested by Lender.

13.5.         Dividends and Distributions.

No Borrower shall declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if such Borrower is a corporation) or on account of any equity interest in such Borrower (if such Borrower is a partnership, limited liability company or other type of entity), except that (a) Glit/Gemtex may declare and pay dividends and distributions in cash to its immediate Parent, so long as all amounts so received by such Parent are promptly declared and paid in cash to Continental as dividends or distributions, (b) Nova Scotia may declare and pay dividends and distributions in cash to Continental, (c) Continental shall be permitted to make distributions, (i) to Holdings in amounts equal to amounts Holdings pays or reimburses Sponsor or one of its Controlled Investment Affiliates for reasonable out-of-pocket costs and expenses, as and when incurred by Sponsor or one of its Controlled Investment Affiliates, in the ordinary course of business pursuant to its management of Borrowers' business; (ii) to Holdings in amounts equal to, and in reimbursement of, the reasonable out-of-pocket costs and expenses paid or incurred by Holdings, in the ordinary course of business, which are reasonably related to the conduct of Holdings business as a holding company, and consistent with past practices; and (iii) so long as a notice of termination with regard to this Agreement shall not be outstanding, (y) no Event of Default or Default shall have occurred and would not occur after giving pro forma effect to such payment(s), and (z) the purpose for such distribution shall be as set forth in writing to Lender at least ten (10) days prior to such distribution and such distribution shall in fact be used for such purpose, to its members in an aggregate amount equal to the Increased Tax Burden of its members. Payments to members shall be made so as to be available when the tax is due, including in respect of estimated tax payments. In the event (1) the actual distribution to members made pursuant to this Section 13.5 exceeds the actual income tax liability of any member due to Continental's status as a limited liability company, or (2) if Continental was a subchapter C corporation, Continental would be entitled to a refund of income taxes previously paid as a result of a tax loss during a year in which Continental is a limited liability company, then the members shall repay Continental the amount of such excess or refund, as the case may be, no later than the date the annual tax return must be filed by Continental (without giving effect to any filing extensions). In the event such amounts are not repaid in a timely manner by any member, then Continental shall not pay or make any distribution with respect to, or purchase, redeem or retire, any membership interest of Continental held or controlled by, directly or indirectly, such member until such payment has been made.  “Increased Tax Burden” shall mean the additional federal, state, provincial or local taxes assumed to be payable by a member of any Borrower as a result of such Borrower's status as a limited liability company as evidenced and substantiated by the tax returns filed by such Borrower as a limited liability company, with such taxes being calculated for all members at the highest marginal rate applicable to any member.

13.6.         Investments; Loans.

Borrowers shall not and shall not permit any other Loan Party to purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than extensions of commercial trade credit in the ordinary course of business in connection with the sale of Inventory, direct obligations of the United States, obligations insured by the Federal Deposit Insurance Corporation and obligations unconditionally guaranteed by the United States; nor shall any Borrower or any other Loan Party lend or otherwise advance funds to any Person except for (a) advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business and loans to employees not exceeding Two Hundred Fifty Thousand and No/100 Dollars ($250,000) in the aggregate outstanding for all Persons at any one time, (b) intercompany loans made by Continental in the ordinary course of business, consistent with past practices, to Glit/Gemtex or Nova Scotia, up to an aggregate principal amount not to exceed $2,500,000 at any one time outstanding; provided, the indebtedness arising from such loans is evidenced by a promissory note payable by Glit/Gemtex or Nova Scotia, as applicable, to Continental, in form and substance reasonably satisfactory to Lender, delivered to Lender with an allonge, undated and executed in blank as security for all Obligations and (c) extensions of Credit by Continental to Glit/Gemtex and Nova Scotia to the extent permitted under Section 13.9(b).

13.7.         Fundamental Changes, Line of Business.

Each Borrower shall not and shall not permit any other Loan Party to (i) amend its organizational documents or change its Fiscal Year unless (w) such actions would not have a Material Adverse Effect on the Loan Parties; (x) such actions would not affect the obligations of any Borrower or any other Loan Party to Lender; (y) such actions would not adversely affect the interpretation of any of the terms of this Agreement or the other Loan Documents and (z) Lender has received ten (10) days prior written notice of such amendment or change or (ii) enter into a new line of business materially different from Borrowers’ current business.

13.8.         Equipment.

Borrowers shall not and shall not permit any other Loan Party to (i) permit any Equipment to become a Fixture to real property unless such real property is owned by Borrowers or such Loan Party and is subject to a negative pledge in favor of Lender, or if such real estate is leased, is subject to a landlord’s agreement in favor of Lender on terms acceptable to Lender, or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Lender.

13.9.         Affiliate Transactions.

Except as set forth on Schedule 11.9 hereto or as permitted pursuant to Section 11.3 hereof, no Borrower and no other Loan Party shall conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Person than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate except for (a) intercompany loans by Continental to Glit/Gemtex and Nova Scotia, to the extent permitted by Section 13.6, (b) Continental may transfer Inventory to Glit/Gemtex and Nova Scotia in the ordinary course of business, consistent with past practices, provided that the aggregate value of all such transferred Inventory shall not, in the hands of Glit/Gemtex and Nova Scotia, exceed $2,000,000 in the aggregate as of any date of determination, (c) Glit/Gemtex and Nova Scotia may transfer Inventory to Continental, (d) amendments to the Management Agreement which do not increase the amount of fees, expenses and indemnities payable thereunder in excess of the amounts payable thereunder on the Closing Date and which are not materially adverse to the interests of Lender and (e) dividends and distributions permitted under Section 13.5.

13.10.       Settling of Accounts.

No Borrower shall settle or adjust any Account identified by such Borrower as an Eligible Account or with respect to which the Account Debtor is an Affiliate without the consent of Lender, provided, that following the occurrence and during the continuance of an Event of Default, no Borrower shall settle or adjust any Account without the consent of Lender.

13.11.       Management Fees.

Borrowers shall not, and shall not permit any other Loan Party, to pay any management fees to any Persons except that Holdings may pay or reimburse Sponsor or one of its Controlled Investment Affiliates for reasonable out-of-pocket costs and expenses, to the extent and on the terms and conditions permitted under Section 13.5(c).

13.12.       Inactive Subsidiaries.

Notwithstanding anything to the contrary set forth herein, (i) no Inactive Subsidiary shall, and no Loan Party shall permit, or permit any of such Loan Party's Subsidiaries to permit, any Inactive Subsidiary to, (w) own or acquire any assets (other than (i) the equity interests of Glit/Gemtex so long as such equity interests are held by a subsidiary of Continental and (ii) certain owned real property the value of which does not exceed $1,000,000 in the aggregate for all Inactive Subsidiaries), (x) assume or incur any indebtedness, liabilities or any other obligations (other than certain obligations and liabilities with respect to (i) environmental matters not exceeding $1,200,000 in the aggregate for all Inactive Subsidiaries (less any increase in amounts under clause (ii) below as described in the parenthetical in such clause (ii)) and (ii) legal fees, testing, employees and insurance not exceeding $300,000 in the aggregate (increased to the extent of any settlement of any liability referred to in the foregoing clause (i) above, provided, that the aggregate amount of liabilities in clause (i) is reduced by at least a corresponding amount) for all Inactive Subsidiaries), (y) employ any Persons or conduct any business or operations (other than the employee who maintains the real property located at 1700 West Morton Street, Dennison, Texas) or (z) make any loans to or investments in any Person and (ii) no Loan Party shall make, or permit any of such Loan Party's Subsidiaries to make, any investment in or loan to or otherwise enter into any contractual arrangement with any Inactive Subsidiary.  Notwithstanding the foregoing, to the extent that the amounts in the parenthetical in clause (x) above are increased due to new environmental matters asserted against an Inactive Subsidiary after the Closing Date then any such entity shall continue to be an “Inactive Subsidiary”, provided that any increase in reserves in respect of an increase in the amount of liabilities in excess of the $1,200,000 threshold in clause (x)(i) above and an increase in expenses in excess of the $300,000 threshold in clause (x)(ii) above (increased to the extent of any settlement of any liability referred to in clause (x)(i) above, provided that the aggregate amount of liabilities in clause (x)(i) above is reduced by at least a corresponding amount) in respect of such new liability shall not be excluded from the calculation of EBITDA.

SECTION 14	FINANCIAL COVENANTS.

Borrowers shall maintain and keep in full force and effect each of the financial covenants set forth below:

14.1.         Reserved.

14.2.         Fixed Charge Coverage.

Borrowers shall not permit the ratio of EBITDA to Fixed Charges to be less than 1.10 to 1.00 for the trailing twelve (12) month period ending on the last day of any fiscal quarter (provided, that if average Excess Availability as shown on the compliance certificate for such fiscal quarter is less than $4,000,000 then compliance with this covenant shall be tested on the last day of any fiscal month, until average Excess Availability for any fiscal month is greater than or equal to $4,000,000), commencing with the trailing twelve (12) month period ending on September 30, 2011.

14.3.         Reserved.

14.4.         Reserved.

14.5.         Reserved.

14.6.         Reserved.

SECTION 15	DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default” by Borrowers hereunder:

15.1.         Payment.

The failure of any Loan Party to pay when due, declared due, or demanded by Lender, any of the Obligations.

15.2.         Breach of this Agreement and the other Loan Documents.

The failure of any Loan Party to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Loan Party under this Agreement or any of the other Loan Documents; provided that any such failure by any Loan Party under (i) subsections 12.1, 12.2.1, 12.2.2, 12.2.3, 12.2.4, 12.2.5, 12.2.6, 12.3, 12.7 and 12.8 of this Agreement and (ii) any notice or delivery requirement in any Loan Document (other than this Agreement) which the failure by the Loan Parties to comply with, as of the date required to be delivered, would not result in a Material Adverse Effect as determined by Lender in its sole discretion, determined in good faith, shall not constitute an Event of Default hereunder until the fifteenth (15th) day following the occurrence thereof; provided further that any such failure by any Loan Party under subsections 9.2, 9.3, 9.4 and 9.5 shall not constitute an Event of Default hereunder until the fifth (5th) day following the occurrence thereof and solely to the extent such failure occurs not more than twice in any period of 365 consecutive days commencing on the Closing Date.

15.3.         Breaches of Other Obligations.

A default of the obligations of any Loan Party under any agreement to which it is a party shall occur which causes a Material Adverse Effect which default is not cured within any applicable grace period, or which is outstanding for a period of time sufficient to permit the acceleration of any indebtedness and such indebtedness exceeds $250,000.

15.4.         Breach of Representations and Warranties.

The making or furnishing by any Loan Party to Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the other Loan Documents or in connection with any other agreement between such Loan Party and Lender, which is untrue or misleading in any material respect as of the date made.

15.5.         Loss of Collateral; Perfection and Priority.

(a)  The loss, theft, damage or destruction of any of the Collateral in an amount in excess of $250,000 in the aggregate for all such events during any Fiscal Year, or (except as permitted hereby) sale, lease or furnishing under a contract of service of, any of the Collateral in an amount in excess of $250,000 in the aggregate for all such events during any Fiscal Year; or

(b)  Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party or any Subsidiary (other than an Inactive Subsidiary) of any Loan Party party thereto or any Loan Party or any Subsidiary (other than an Inactive Subsidiary) of any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Loan Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of Lender to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens;

15.6.         Levy, Seizure or Attachment.

The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral which could reasonably be expected to result in a Material Adverse Effect.

15.7.         Bankruptcy or Similar Proceedings.

The commencement of any proceedings in bankruptcy by or against any Loan Party or for the liquidation or reorganization of any Loan Party, or alleging that such Loan Party is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Loan Party ‘s debts, whether under the United States Bankruptcy Code or under any other law, whether state, provincial or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Loan Party; provided, however, that if such commencement of proceedings against such Loan Party is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of Borrower during such sixty (60)  day period or, if earlier, until such proceedings are dismissed.

15.8.         Appointment of Receiver.

The appointment of a receiver or trustee for any Loan Party, for any of the Collateral or for any substantial part of any Loan Party’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Loan Party which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Loan Party is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of Borrower during such forty-five (45) day period or, if earlier, until such appointment is revoked or such proceedings are dismissed.

15.9.         Judgment and Other Judicial Actions.

(a) The entry of any judgments or orders (A) as to which no portion of the liability in respect of which is covered by a then effective policy of insurance, for an aggregate amount in excess of $100,000 as to any Loan Party or against all Loan Parties for an aggregate amount in excess of $500,000 or (B) as to which the liability in respect of which is covered by a then effective policy of insurance, but the deductible or out-of-pocket portion for which any Loan Party is liable, for all such judgments or orders, is in excess of $3,000,000, and, in each case (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (b) issuance of a notice of lien, levy, assessment, injunction or attachment which is not a Permitted Lien against any Loan Party’s Inventory or Accounts or against a material portion of any Loan Party’s other Collateral, which, in any such case, is not stayed or released within ten (10) Business Days after the occurrence of such event.

15.10.       Death or Dissolution of Loan Party.

The death of any Loan Party who is a natural Person, or of any general partner who is a natural Person of any Loan Party which is a partnership, or any member who is a natural Person of any Loan Party which is a limited liability company or the dissolution of any Loan Party which is a partnership, limited liability company, corporation or other entity.

15.11.       Default or Revocation of Guaranty.

The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Lender pursuant to which such Person has guaranteed to Lender the payment of all or any of the Obligations or has granted Lender a security interest in or lien upon some or all of such Person’s real and/or personal property to secure the payment of all or any of the Obligations.

15.12.       Criminal Proceedings.

The institution in any court of a criminal proceeding against any Loan Party or the indictment of any Loan Party, or any officer of a Loan Party for any crime which would, in each case, have a Material Adverse Effect on such Loan Party.

15.13.       Change of Control.

The failure of (i) Holdings to own and have voting control of one hundred percent (100%) of the issued and outstanding voting equity interests of Continental, or (ii) Continental to own, directly or indirectly through a Loan Party or an Inactive Subsidiary, and have voting control of one hundred percent (100%) of the issued and outstanding voting equity interest of each of Glit/Gemtex and Nova Scotia.

15.14.       Pension Plans.

An even or condition for which notice would be required pursuant to Section 12.2.5 hereof shall occur or exist with respect to any Plan and as a result of such event or condition, together with all other such events or conditions (including the occurrence of a Canadian Pension Plan Event) would result in any Borrower or any other Loan Party incurring a liability to a Plan or the PBGC (or both), or to a Canadian Pension Plan, Canadian Benefit Plan or Canadian Union Plan which would reasonably be expected to have a Material Adverse Effect.

Notwithstanding any other provision hereof or in any other Loan Document, upon request by Borrowers, Lender shall release Glit/Gemtex and any parent of Glit/Gemtex which is an Inactive Subsidiary and any Collateral then held in respect of assets held by, or stock of,  Glit/Gemtex and any parent of Glit/Gemtex which is an Inactive Subsidiary (including from this Agreement and the security interest held by the Lender, respectively), provided that none of the Eligible Accounts or Eligible Inventory of Glit/Gemtex are then included in the determination of Revolving Loan Availability.  Upon such release Continental shall be primarily liable for any Obligations previously owed by Glit/Gemtex under the Loan Documents.  These transactions are referred to as the “Glit/Gemtex Restructuring”.  Following the Glit/Gemtex Restructuring, provided that Glit/Gemtex becomes a dormant Subsidiary and does not conduct any business or operations for the other Loan Parties, any failure of Borrowers to be in compliance with this Agreement as a result of any event, condition or circumstance related to Glit/Gemtex and any parent of Glit/Gemtex which is an Inactive Subsidiary shall not result in an Event of Default.

SECTION 16	REMEDIES UPON AN EVENT OF DEFAULT.

16.1.         Acceleration

Upon the occurrence and during the continuance of an Event of Default described in Sections 15.7 or 15.8 hereof, all of the Obligations shall immediately and automatically become due and payable, without notice of any kind (provided, however, that notwithstanding the foregoing, Hedging Obligations shall only terminate in accordance with the terms of the relevant Hedging Agreement).  Upon the occurrence of any other Event of Default, the Obligations may, at the option of Lender, in whole or in part at Lender’s sole discretion, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

16.2.         Other Remedies.

Upon the occurrence and during the continuance of an Event of Default, Lender may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the other Loan Documents and all of Lender’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of any Loan Party’s premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store the same at any of any Loan Party’s premises without cost to Lender. At Lender’s request, any Loan Party shall, at such Loan Party’s expense, assemble the Collateral and make it available to Lender at one or more places to be designated by Lender and reasonably convenient to Lender and such Loan Party. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Lender and Borrowers, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Borrowers are entitled to an accounting of the Obligations and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Lender may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral, including, without limitation, reasonable legal expenses and reasonable attorneys’ fees, and any balance of such Proceeds and all other payments received by Lender during the continuance of an Event of Default may be applied by Lender toward the payment of such of the Obligations, and in such order of application, as Lender may from time to time elect.

SECTION 17	CONDITIONS PRECEDENT.

17.1.         Conditions to Initial Loans.

The obligation of Lender to fund any initial Loan, and to issue or cause to be issued any initial Letter of Credit (if any), is subject to the satisfaction or waiver of the following conditions precedent (and the date on which all such conditions precedent have been satisfied and the initial Loans are advanced by Lender is called the “Closing Date”):

(a)           Lender shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17.1 (the “Closing Document List”) in each case in form and substance satisfactory to Lender;

(b)           Since June 30, 2011, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole;

(c)           Lender shall have received payment in full of all fees and invoiced expenses payable to it by any Borrower or any other Person in connection herewith, on or before disbursement of the initial Loans hereunder;

(d)           Lender shall have determined that immediately after giving effect to (A) the making of the initial Revolving Loans requested to be made on the Closing Date, (B) the issuance of the initial Letter of Credit, if any, requested to be made on such date, (C) the payment of all fees due upon such date and (D) the payment or reimbursement by Borrowers of Lender for all closing costs and expenses incurred in connection with the transactions contemplated hereby, Borrowers have Excess Availability of not less than Five Million Dollars ($5,000,000);

(e)           The Loan Parties and their respective Subsidiaries (other than Inactive Subsidiaries) shall have a banking relationship with the Lender for the domestic cash management of such Loan Parties; and

(f)            Lender shall have received evidence, in form and substance satisfactory to Lender that the net cash proceeds from the Disco Sale have been sent to, and received by, PNC Bank, National Association, in its capacity as administrative agent under that certain credit facility among Continental, Glit/Gemtex, PNC Bank, National Association and certain other lenders;

(g)           The Loan Parties shall have executed and delivered to Lender all such other documents, instruments and agreements which Lender determines are reasonably necessary to consummate the transactions contemplated hereby.

17.2.         Conditions to All Loans.

Lender shall not be obligated to fund any Loans, arrange for the issuance of any Letters of Credit or grant any other accommodation for the benefit of Borrowers, unless the following conditions are satisfied:

(a)           No Default or Event of Default shall exist at the time of or result from such funding, issuance or grant;

(b)           The representations and warranties of each Loan Party in this Agreement and the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of the date, and after giving effect to such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date which must be true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of such earlier date); and

Each request (or deemed request) by a Borrower for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by all Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.  As an additional condition to any funding, issuance or grant, Lender shall have received a duly completed notice of borrowing or letter of credit application.

SECTION 18	MISCELLANEOUS.

18.1.         Assignments; Participations.

18.1.1.                 Assignments.  (a)  Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of its Loans and Revolving Loan Commitment, with the consent of Borrowers (not to be unreasonably withheld), which consent shall not be required to the extent an Event of Default shall have occurred and is continuing.  Borrowers shall be deemed to have granted their consent to any assignment requiring their consent hereunder unless Borrowers have expressly objected to such assignment within five (5) Business Days after notice thereof.  If at any time any partial assignment by Lender would affect any provision of this Agreement and any other Loan Document, and the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend this Agreement to preserve the original intent thereof in light of such partial assignment by Lender, including customary administrative agent, “required lenders” and “yank-a-bank” provisions.

(b)           From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to an assignment agreement between Lender and the Assignee, shall have the rights and obligations of Lender hereunder and (ii) Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder.  Upon the request of the Assignee (and, as applicable, Lender) pursuant to an effective assignment agreement, Borrowers shall execute and deliver to the Assignee (and, as applicable, Lender) a note in the principal amount of the Assignee’s pro rata share of the Revolving Commitment (and, as applicable, a note in the principal amount of the pro rata share of the Revolving Commitment retained by Lender).  Each such note shall be dated the effective date of such assignment.  Upon receipt by Lender of such note, Lender shall return to Continental any prior note held by it.

(c)           Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

18.1.2.      Participations.  Lender may at any time sell to one or more Persons participating interests in its Loans, Revolving Loan Commitment or other interests hereunder (any such Person, a “Participant”).  In the event of a sale by Lender of a participating interest to a Participant, (a) Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrowers shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder and (c) all amounts payable by Borrowers shall be determined as if Lender had not sold such participation and shall be paid directly to Lender.  Borrowers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lender, and Lender agrees to share with each Participant, on a pro rata basis.  Borrowers also agree that each Participant shall be entitled to the benefits of Section 4.2 or 4.4 as if it were Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 4.2 or 4.4 than would have been paid to Lender on such date if no participation had been sold.

18.2.         Customer Identification - USA Patriot Act Notice.

Lender (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow Lender, as applicable, to identify the Loan Parties in accordance with the Act.

18.3.         Indemnification by Loan Parties:

IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY LENDER AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, EACH LOAN PARTY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND REASONABLE EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS MATERIAL AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS MATERIALS OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S (OR ANY OF ITS RELATED LENDER PARTIES’) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION.  IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH LOAN PARTY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW.  ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 18.3 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

18.4.         Notice.

All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Lender shall be sent to it at 120 South LaSalle Street, Suite 200, Chicago, Illinois 60603, Attention: Bruce Denby, facsimile number: (312) 564-6888 and in the case of Borrowers shall be sent to Holdings at its principal place of business set forth on Schedule 11.2 hereto or as otherwise directed by Borrowers in writing.  All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

18.5.         Modification and Benefit of Agreement.

This Agreement and the other Loan Documents may not be modified, altered or amended except by an agreement in writing signed by Borrowers or such other Person who is a party to such other Loan Document and Lender.

18.6.         Headings of Subdivisions.

The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

18.7.         Power of Attorney.

Each Borrower acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Obligations are satisfied and paid in full and this Agreement is terminated.

18.8.         Confidentiality.

Lender hereby agrees to use commercially reasonable efforts to assure that any and all information relating to Borrowers which is (i) furnished by Borrowers to Lender (or to any Affiliate of Lender); and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by Lender or such Affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to any Borrower may be distributed by Lender or such Affiliate to Lender’s or such Affiliate’s directors, managers, officers, employees, attorneys, Affiliates, assignees, participants, auditors, agents and regulators, and upon the order of a court or other governmental agency having jurisdiction over Lender or such Affiliate, to any other party (in which case the Lender shall, to the extent permitted, promptly notify the Borrowers).  In addition such information and other credit information may be distributed by Lender to potential participants or assignees of any portion of the Obligations, provided, that such potential participant or assignee agrees to follow the confidentiality requirements set forth herein.  Borrowers and Lender further agree that this provision shall survive the termination of this Agreement.  Notwithstanding the foregoing, Borrowers hereby consent to Lender publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

18.9.         Counterparts.

This Agreement, any of the other Loan Documents, and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

18.10.       Electronic Submissions.

Upon not less than thirty (30) days’ prior written notice (the Approved Electronic Form Notice), Lender may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the other Loan Documents, be submitted to Lender in Approved Electronic Form (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice.  For purposes hereof Electronic Form means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Lender, and Approved Electronic Form means an Electronic Form that has been approved in writing by Lender (which approval has not been revoked or modified by Lender) and sent to Borrowers in an Approved Electronic Form Notice.  Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the other Loan Documents.

18.11.       Waiver of Jury Trial: Other Waivers.

(a)           EACH LOAN PARTY AND LENDER HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY ANY LOAN PARTY OR LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN ANY LOAN PARTY AND LENDER.  IN NO EVENT SHALL LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(b)           Each Loan Party hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

(c)           Each Loan Party hereby waives the benefit of any law that would otherwise restrict or limit Lender or any Affiliate of Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Obligations, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Lender or such Affiliate of Lender to such Loan Party, including, without limitation any Deposit Account at Lender or such Affiliate.

(d)           TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF SUCH LOAN PARTY WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL, PROVIDED THAT IN THE EVENT THAT LENDER SEEKS TO ENFORCE ITS RIGHTS HEREUNDER BY JUDICIAL PROCESS OR SELF HELP, LENDER SHALL PROVIDE SUCH LOAN PARTY WITH SUCH NOTICES AS ARE REQUIRED BY LAW.

Lender’s failure, at any time or times hereafter, to require strict performance by any Loan Party of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.  Any suspension or waiver by Lender of an Event of Default under this Agreement or any default under any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character.  No delay on the part of Lender in the exercise of any right or remedy under this Agreement or any other loan Document shall preclude other or further exercise thereof or the exercise of any right or remedy.  None of the undertakings, agreements, warranties, covenants and representations of any Borrower or any of the other Loan Parties contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or default under any of the other Loan Documents shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of Lender and directed to Borrowers specifying such suspension or waiver.

18.12.       Choice of Governing Laws; Construction; Forum Selection.

This Agreement and the other Loan Documents are submitted by Borrowers to Lender for Lender’s acceptance or rejection at Lender’s principal place of business as an offer by Borrowers to borrow monies from Lender now and from time to time hereafter, and shall not be binding upon Lender or become effective until accepted by Lender, in writing, at said place of business.  If so accepted by Lender, this Agreement and the other Loan Documents shall be deemed to have been made at said place of business.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF NEW YORK, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED.  If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

To induce Lender to accept this Agreement, Borrower irrevocably agrees that, subject to Lender’s sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. EACH LOAN PARTY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH LOAN PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH LOAN PARTY AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. Lender agrees to endeavor to provide a copy of such process to the law firm of Ropes & Gray LLP by mail at the address of Prudential Tower, 800 Boylston Street, Boston, MA 02199, Attention: Tom Draper or by facsimile transmission at facsimile number (617) 235-0024. Failure of Lender to provide a copy of such process to counsel shall not impair Lender’s rights hereunder, create a cause of action against Lender or create any claim or right on behalf of any Borrower, any other Loan Party or any third party. EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH PERSON BY LENDER IN ACCORDANCE WITH THIS SECTION.

SECTION 19	NONLIABILITY OF LENDER

The relationship between Borrowers on the one hand and Lender on the other hand shall be solely that of borrowers and lender.  Lender has no fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Lender, on the other hand, in connection herewith or therewith is solely that of debtors and creditor.  Lender undertakes no responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  Borrowers agree, on behalf of itself and each other Loan Party, that Lender shall have no liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought (or any of its related Lender Parties).  NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY OR ANY OTHER PARTY HERETO HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWERS ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY AND EACH LENDER PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE).  Borrowers acknowledge that they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party.  No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Loan Parties and Lender.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

BORROWERS:

CONTINENTAL COMMERCIAL
PRODUCTS, LLC, a Delaware limited liability
company

By: /s/ James W. Shaffer
Name: James W. Shaffer
Title: Vice President and CFO

GLIT/GEMTEX, LTD., a corporation formed
under the laws of the Province of Ontario

By: /s/ James W. Shaffer
Name: James W. Shaffer
Title: Vice President and CFO

3254018 NOVA SCOTIA LIMITED, a company
formed under the laws of the Province of Nova
Scotia

By: /s/ James W. Shaffer
Name: James W. Shaffer
Title: Vice President and CFO

OTHER LOAN PARTIES:

KATY INDUSTRIES, INC., a Delaware
corporation

By: /s/ James W. Shaffer
Name: James W. Shaffer
Title: Vice President and CFO

Signature Page to Loan and Security Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

THE PRIVATEBANK AND TRUST COMPANY

By:	/s/ Susan Hamilton Lanz
Name:	Susan Hamilton Lanz
Title:	Managing Director

Signature Page to Loan and Security Agreement